As filed with the Securities and Exchange Commission on July 24, 2026

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Powerdyne International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

3621

(Primary Standard Industrial Classification Code Number)

20-5572576

(I.R.S. Employer Identification Number)

45 Main Street

North Reading, Massachusetts 01864

Telephone: (401) 739-3300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

William B Barnett, Esq.

Barnett & Linn

60 Kavenish Drive Rancho Mirage, CA 92270

Telephone: (442) 274-7571

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July , 2026

Preliminary Prospectus

203,551,136 Shares

Powerdyne International Inc.

Common Stock

This prospectus relates to the possible resale or other disposition, from time to time, of up to 203,551,136 of which (i) 200,000,000 shares of common stock of Powerdyne International Inc. (the “Company”) are issuable to the Selling Security Holders named in this Prospectus pursuant to the terms of an Equity Financing Agreement dated June 23, 2025 (the “Equity Financing Agreement’), and (ii) 3,551,136 shares are issuable upon exercise in full of warrants under the terms of a Common Stock Purchase Warrant dated April 22, 2026 between the Company and Quick Capital, LLC (collectively the Selling Security Holders., See “Selling Stockholders”, below. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that the Selling Security Holders will sell any shares of our common stock, and we cannot predict when or in what amounts any Selling Security Holder may sell any of our shares of common stock offered by this prospectus. The prices at which the Selling Security Holders may sell shares of our common stock will be determined by prevailing market prices or at prices that may be obtained in negotiated transactions.

We are not selling any shares of our common stock under this prospectus. We will receive the proceeds from any cash exercise of the Warrants. We will not receive any proceeds from any sale or disposition by the Selling Security Holder of the shares of our common stock covered by this prospectus and any prospectus supplement. However, we will receive proceeds from the purchase of our shares by the Selling Security Holder pursuant to the terms of the Equity Financing Agreement and the Common Stock Purchase Warrant. The Selling Security Holders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution,” below, including by them directly or through one or more underwriters, broker-dealers, or agents on terms to be determined at the time of sale. We have no basis for estimating either the number of shares of our common stock that the Selling Security Holder will ultimately sell or the prices at which such shares will be sold.

We are bearing all expenses related to the registration of the shares of common stock. Still, all selling expenses incurred by the Selling Security Holder, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

The Selling Security Holder is an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to shares issued pursuant to the Equity Financing Agreement, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such an event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Our common stock is quoted on the OTC Markets under the symbol “PWDY.” On June 30, 2026, the closing price of our common stock on the OTC Markets was $0.0017 per share.

Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” beginning on page 4 before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful, complete, or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is July, 2026.

i

You should read this Prospectus and the documents that we reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this Prospectus. Each forward-looking statement speaks only as of the date of this Prospectus or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Powerdyne” mean Powerdyne International Inc., a Delaware corporation, unless otherwise indicated. All dollar amounts refer to U.S. dollars unless stated otherwise.

In addition:

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

●	“SEC” or the “Commission” refers to the United States Securities and Exchange Commission.

●	“Securities Act” refers to the Securities Act of 1933, as amended.

1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock and you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

The Offering

On June 23, 2025, we entered into a $10,000,000 Equity Financing Agreement (the “Equity Financing Agreement”) with GHS Investments LLC, a Nevada limited liability company, with offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753 (the “Investor”), or the “Selling Security Holder”).

Under the Equity Financing Agreement, the Company has a “put” right pursuant to which it can require GHS Investments LLC to purchase up to a total of up to $10,000,000 of its common stock over a period of 2 years beginning June 23, 2025, and ending June 23, 2027. The Company may elect to exercise its put right at any time, and from time to time during the term of the Equity Financing Agreement, after a Registration Statement to be filed with the U.S. Securities and Exchange Commission is declared effective. It can require GHS Investments LLC, to purchase not less than $10,000 or more than $500,000 of its common stock every 10 days; provided, however, that GHS Investments, LLC, may not purchase additional shares pursuant to a put, if it would result in them owning more than 4.99% of the issued and outstanding shares of the Company as of the date of closing of the purchase. While the Company’s shares are quoted on the OTC Markets, the per share purchase price payable by the Investor will be equal to 80% of the average of the five lowest traded prices of the Company’s common stock during the 10 consecutive trading days preceding the date of the put. In the event the Company is able to uplist its shares from the OTCPK to OTCQB or an equivalent national exchange during the term of the Equity Financing Agreement, the per share purchase price payable by the Investor will then be equal of 90% of volume weighted average price of the Company’s stock during the 10 consecutive trading days preceding the date of the put, subject to a floor purchase price of $0.001 per share below which the Company may not deliver a put.

Description of the Warrant

On April 22, 2026, we issued a Common Stock Purchase Warrant with Quick Capital, LLC, a Wyoming limited liability company with an office located at 66 West Flagler Street, 900- # 2292, Miami, FL 33130 (the “Investor”), or the “Selling Security Holder”.

This COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received (in connection with the funding of that certain convertible promissory note dated April 22, 2026, in the original principal amount of $71,022.72 issued by the Company (as defined below) to the Lender (as defined below) (the “Note”), Quick Capital, LLC, a Wyoming limited liability company (the “Lender” and including any permitted and registered assigns, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time during the Exercise Period, to purchase from POWERDYNE INTERNATIONAL, INC., a Delaware corporation (the “Company”), up to 3,551,136 shares of Common Stock (as defined below) (the “Warrant Shares”) at the Exercise Price per share then in effect. The number of Warrant Shares for which this Warrant may be exercised is subject to adjustment in accordance with the terms hereof. This Warrant is issued by the Company as of the Issuance Date pursuant to the note purchase agreement dated April 22, 2026, between the Company and the Lender (the “Purchase Agreement”).

Capitalized terms used in this Warrant shall have the meanings set forth in the Purchase Agreement unless otherwise defined in the body of this Warrant or in Section 12 below. For purposes of this Warrant, the term “Exercise Price” shall mean) $0.01 per share subject to adjustment as provided herein (including but not limited to cashless exercise), and the term “Exercise Period” shall mean the period commencing on the Issuance Date and ending on 5:00 p.m. Eastern Standard Time on the five-year anniversary of such date.

If the Market Price of one share of Common Stock is greater than the Exercise Price, then the Holder may elect to receive Warrant Shares pursuant to a cashless exercise, in lieu of a cash exercise, equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant and a Notice of Exercise, in which event the Company shall issue to Holder a number of Common Stock computed using the following formula:

X = Y (A-B)

A

Where	X =	the number of Shares to be issued to Holder.

	Y =	the number of Warrant Shares that the Holder elects to purchase under this Warrant (at the date of such calculation).

	A =	the Market Price (at the date of such calculation).

	B =	Exercise Price (as adjusted to the date of such calculation).

Pursuant to the terms of this registration statement, GHS Investments LLC may sell up to 200,000,000 shares of our common stock which it has purchased from us pursuant to the terms of the Equity Financing Agreement.

We will receive up to $10 million in proceeds from the sale of shares of our common stock, which we elect to allocate to GHS Investments LLC, pursuant to the terms of the Equity Financing Agreement. However, we will not receive any proceeds from the resale of shares by GHS Investments, LLC, as per the terms of this registration statement. We will cover expenses incurred in connection with the preparation and filing of this registration statement, as well as placement agent fees and other costs we may incur in conjunction with our sale of shares to GHS Investments, LLC, pursuant to the terms of the Equity Financing Agreement. However, GHS Investments LLC will be obligated to pay any broker discounts, commissions, or other expenses it incurs in conjunction with its resale of shares pursuant to the terms of this registration statement.

Pursuant to the terms of this registration statement, Quick Capital LLC may purchase up to 3,551,136 shares of our common stock from us pursuant to the terms of the Common Stock Purchase Warrant.

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Our Business

Our Company was incorporated in the State of Delaware on September 13, 2006, as Greenlight Acquisition Corporation, and changed its name to Greenmark Acquisition Corporation (“Greenmark”) on July 10, 2008. On February 7, 2011, Greenmark Acquisition Corporation and Powerdyne, Inc., a Nevada corporation (“Powerdyne Nevada”), merged with Greenmark as the surviving company. Powerdyne Nevada was formed in February 2010 in the State of Nevada and had limited operations until the time of its combination with Greenmark. As part of the merger, Greenmark Acquisition Corporation, the surviving entity, changed its name to Powerdyne International Inc. Before the merger, Greenmark did not have any ongoing business or operations and was established for the purpose of completing mergers and acquisitions with a target company, such as Powerdyne Nevada.

During the quarter ended March 31, 2019, Powerdyne International, Inc. purchased several cryptocurrency miners and began mining certain cryptocurrency coins. This was completed to enter the crypto markets and explore other potential revenue opportunities for Powerdyne International, Inc.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company (the “Membership Interests”). The Membership Interests were owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000. Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Overview

Creative Motion Technology, LLC (“CM Tech”) is a small New England-based motor manufacturer founded in 2004 and has been in business for over 19 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors, both brush and brushless motor designs. CM Tech’s current market focus is on niche motor demands for low-volume, high-quality, cost-effective motors, primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently produces mainly provide the X, Y, and Z-axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, interior decorators/designers, museums, photographers, art galleries, and theaters.

Our common stock is quoted on the over-the-counter market (“OTC Markets”) under the ticker symbol “PWDY”

The principal offices of the company are located at 45 Main St., North Reading, MA 018614. Our telephone number is (401) 739-3300.

Summary of Financial Data

The following information represents selected audited financial information for the Company for the years ended December 31, 2025, and 2024, and selected unaudited financial information for the Company for the nine-month periods ending March 31, 2026, and 2025. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 16 of this prospectus

	Three Months	Three Months
	Period Ended	Period Ended	Year Ended	Year Ended
Statement of Operations Data	March 31, 2026	March 31, 2025	December 31, 2025	December 31, 2024
Revenue	$171,025	$271,056	$1,160,976	$1,251,454
Net Operating Expenses	$159,520	$116773	$629,837	$545,335
Net Income (Loss) per Share	$(120,246)	$(55,134)	$(251,410)	$(179,579)
Diluted Net Income (loss) per Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

	As of	As of	As of
Balance Sheet Data	March 30, 2026,	December 31, 2025,	December 31, 2024,
Cash and Cash Equivalents	$24,271	$47,382	$45,579
Working Capital (Deficit)	$(485,238)	$(504,954)	$(253,544)
Total Assets	$318,152	$341,923	$219,330
Total Liabilities	$825,852	$846,877	$472,874
Total Stockholders’ Deficit	$(507,700)	$(504,954)	$(253,543)
Accumulated Deficit	$(5,488,581	$(5,508,297)	$(5,256,887)

3

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should not invest in our stock unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below, as well as other information provided to you in this prospectus, including information in this prospectus entitled “Forward-Looking Statements,” before making an investment decision. The risks and uncertainties described below are not the only ones that our company faces. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Company and Our Business

Our independent registered public accounting firm’s report states that there is a substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm, LOA Professionals., stated in its audit report attached to our audited financial statements for the fiscal year ended December 31, 2024 and 2025 that since we have suffered recurring losses from operations, require additional funds for further exploratory activity before attaining a revenue generating status, and we may not find sufficient ore reserves to be commercially mined, there is a substantial doubt about our ability to continue as a going concern.

.Cyber Security Risk

Management, Strategy, and Governance

The Company maintains a cybersecurity risk management program appropriate to its size and operations. With a small team of 9 employees and 4 consultants, the Company relies primarily on commercially available security tools, third-party service providers (such as cloud hosting, email, and payment processors), and basic administrative controls to identify, assess, and manage material risks from cybersecurity threats. Management, led by the Chief Executive Officer with input from key operational personnel, is responsible for overseeing the Company’s cybersecurity efforts. This includes periodic reviews of third-party provider security practices, implementation of multi-factor authentication where available, employee awareness training on phishing and other common threats, timely software patching, and monitoring for unusual activity. Cybersecurity considerations are integrated into the Company’s overall enterprise risk management processes, which are overseen by senior management and the Board of Directors. The Board of Directors provides oversight of cybersecurity risks as part of its general oversight of the Company’s risk management. Due to the Company’s limited size and resources, there is no separate cybersecurity committee or dedicated Chief Information Security Officer; instead, the full Board receives periodic updates from management on cybersecurity matters, including any identified threats or incidents.

The Company has not experienced any material cybersecurity incidents to date, and cybersecurity risks from threats have not materially affected the Company’s business strategy, results of operations, or financial condition, nor are they reasonably likely to do so based on current assessments. However, like many small companies, we remain vulnerable to evolving cyber threats such as phishing, malware, ransomware, or unauthorized access attempts targeting our technology systems or those of our third-party providers. A significant incident could result in financial losses, legal liabilities, regulatory penalties, reputational harm, or operational disruptions. For additional discussion of cybersecurity-related risks, including potential impacts, see Item 1A, “Risk Factors” of this Form 10-K, particularly the section on Cybersecurity Risks.

4

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, including regular attestations by management concerning its internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to these increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”) in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective and may fail to provide timely and accurate financial information to investors. This may subject us to adverse regulatory consequences and could harm investor confidence. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. We will need to hire additional accounting and financial personnel in order to achieve these goals.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. The controls required are not currently in place; however, we are working to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also working to design and maintain our internal control over financial reporting.

Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls, or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, the effectiveness of internal control over financial reporting, and/or our ability to produce timely and accurate financial reports. Moreover, our business may be harmed if we experience problems with any new systems and controls, resulting in delayed implementation or increased costs to correct any issues.

Further, in addition to the material weaknesses described in the Risk Factor which follows and elsewhere in this Prospectus, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations. That failure could result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting. Those reports will eventually be included in our periodic reports filed with the SEC. Ineffective disclosure controls or internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock.

Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our Common Stock.

5

Foreign Trade Regulations

A significant portion of the products we distribute are manufactured in Asia, primarily in China. The purchase of goods manufactured in foreign countries is subject to several risks, including economic disruptions, including recent disruptions caused by the COVID-19 pandemic, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs and import and export controls, and changes in governmental policies, any of which could have a material adverse effect on our business and results of operations.

From time to time, protectionist pressures have influenced U.S. trade policy concerning the imposition of significant duties or other trade restrictions upon foreign products. We cannot predict whether additional U.S. customs quotas, duties, taxes or other charges or restrictions will be imposed upon the importation of foreign components in the future or what effect any of these actions would have on our business, financial condition, or results of operations. During 2025, we remained impacted by tariff costs on certain products imported from China, which went into effect as of July 6, 2018. However, we also have been able to share the increases with our customers to help mitigate these costs.

Our ability to remain competitive with respect to the pricing of imported components could be adversely affected by increases in tariffs or duties, changes in trade treaties, strikes in air or sea transportation, and possible future U.S. legislation with respect to pricing and import quotas on products from foreign countries. For example, it is possible that political or economic developments in China, or with respect to the United States’ relationship with China, could have an adverse effect on our business. Our ability to remain competitive also could be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations. While we do not believe that any of these factors adversely impact our business at present, we cannot be assured that these factors will not materially adversely affect us in the future. Any significant disruption in the delivery of merchandise from our suppliers, substantially all of whom are foreign, could have a material adverse impact on our business and the results of operations.

Risks Related to Our Common Stock and Preferred Stock

Because we are likely to issue additional shares of our common stock, an investment in our company may be subject to substantial dilution.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. We are authorized to issue 3,00,000,000 shares of common stock, $0.0001 par value per share. As of June 30, 2026, there were 1,997,483,341 shares of our common stock issued and outstanding. We anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock pursuant to the terms of an Equity Financing Agreement we recently entered into with GHS Investments, LLC, a Nevada limited liability company. Subject to the terms and conditions set forth in the Equity Financing Agreement, we have the right to require GHS to purchase up to $10,000,000 in value of shares of our common stock during the 24-month period commencing July __, 2026. The sale of our shares pursuant to the Equity Financing Agreement will have a dilutive impact on our stockholders. We believe GHS intends to promptly re-sell any shares we sell to it under the Equity Financing Agreement. Such resales could cause the market price of our Common Shares to decline significantly. Any subsequent sales by us to GHS Investments, LLC, under the Equity Financing Agreement may, to the extent of any such decline, require us to issue a greater number of shares to GHS Investments, LLC, in exchange for each dollar of such subsequent sale. Under these circumstances our existing stockholders would experience greater dilution.

6

The sale of our stock under the convertible notes, the Warrant or the Equity Financing Agreement with GHS Investments LLC, could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances, the provision of financing based on the distribution of equity for companies that are quoted on the OTCQB market has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will grow our business. Such an event could place further downward pressure on the price of our common stock. Regardless of our activities, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more, which may cause other stockholders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there are many more shares of our common stock on the market for sale than the market will absorb, the price of our common shares will likely decline.

The sale of our stock under the convertible note, the Warrant or the Equity Financing Agreement with GHS Investments LLC, could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances, the provision of financing based on the distribution of equity for companies that are quoted on the OTCQB market has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will grow our business. Such an event could place further downward pressure on the price of our common stock. Regardless of our activities, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more, which may cause other stockholders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there are many more shares of our common stock on the market for sale than the market will absorb, the price of our common shares will likely decline.

The issuance of common stock upon exercise of the Warrant will cause immediate and substantial dilution to existing shareholders.

The issuance of common stock upon exercise of the Warrant either through purchase will result in immediate and substantial dilution to the interests of other stockholders since the holder of the Warrant may ultimately receive and sell the full amount of shares issuable in connection with the exercise of such Warrant.

Trading in our common stock on the OTC Markets is limited and sporadic, making it difficult for our stockholders to sell their shares or liquidate their investments.

Our common stock is currently quoted for public trading on the OTC Markets. Both the trading price and the trading volume of our common stock have been subject to fluctuations. Both trading prices and the trading volume of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the stock. Market

7

Our principal stockholder, owns a substantial portion of our outstanding stock.

Our principal stockholder, in the aggregate, beneficially owns approximately 51% of the voting power of our outstanding voting shares. As a result, this stockholder, acting alone, can have a substantial level of influence over matters submitted to the Company’s stockholders for approval, including the election of directors and approval of significant corporate transactions. In addition, sales of substantial amounts of shares held by our principal stockholder, directors, and officer, or the prospect of these sales, could adversely affect the market price of our common stock. This stock ownership may deter a potential acquirer from making a tender offer or attempting to obtain control of the Company, which could deprive our stockholders of the opportunity to receive a premium for their capital stock as part of a sale of the Company and might ultimately affect the market price of our common stock.

Preferred Stock

Preferred Stock – There are 20,000,000 shares of authorized preferred stock, par value $0.0001 per share, with 2,000,000 shares issued and outstanding as of June 23, 2026. The 2,000,000 preferred shares were issued to our CEO, which are now owned by his estate. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

We do not pay dividends on any investment in the shares of our Company’s stock, and any gain on an investment in our Company must come through an increase in our stock’s price.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding that is not currently provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock price. This may never happen, and investors may lose all of their investment in our Company.

Because ours are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks, are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes additional sales practice requirements on broker/dealers who sell our company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission (the “SEC”). These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors,” uncertainties and other factors, which may cause our company’s or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this Prospectus and the documents that we reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this Prospectus. Each forward-looking statement speaks only as of the date of this Prospectus or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Under the terms of our Equity Financing Agreement with the Selling Security Holder, we may elect to put, and require the Selling Security Holder to purchase, a total of up to $10,000,000 in shares. This put right may be exercised at any time, and from time to time, during the terms of the 24-month period ending June 08, 2028, in increments of not less than $10,000 or more than $500,000, provided that a registration statement covering resale of the purchased shares by the Selling Security Holders is then in effect. After deducting any applicable commissions or other selling expenses we may incur, we will use the net proceeds we receive from such sales of our shares to the Selling Security Holders for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith, deems to be in the best interest of the Company.

In order to access the full financing facility of $10,000,000 available to us under the terms of the Equity Financing Agreement, we will be required to supplement or amend this registration statement in order to register additional shares for resale by the Selling Security Holder.

We will not receive any proceeds from any resale of our shares by the Selling Security Holders pursuant to the terms of this Registration Statement or any subsequent amendments. We will pay for the expenses of this offering, except that the Selling Security Holder will pay any broker discounts or commissions or equivalent costs and expenses of its legal counsel applicable to the sale of its shares.

Management will have broad discretion regarding the use of any proceeds received under the GHS Financing Agreement, and the Common Stock Purchase Warrant, and we may not utilize the proceeds effectively.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any earnings to finance the growth and development of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law, and other factors the board deems relevant.

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SELLING STOCKHOLDERS

This offering relates to the resale by the GHS Investments, LLC (the “Selling Security Holder” or “GHS”) of up to 300,000,000 shares of our common stock issued to it pursuant to the terms of an Equity Financing Agreement dated June 23, 2025, and 3,551,136 shares of our common stock issued pursuant to the terms of the Common Stock Purchase Warrant dated April 22, 2026 (the “Selling Security Holder” or “Quick Capital, LLC”). If issued now, the 203,551,136 shares registered for resale hereunder would represent approximately 10% of our issued and outstanding common stock.

Under the terms of the Equity Financing Agreement, we will issue, concurrently with the closing of the initial Put, 15,000,000 shares of our common stock to GHS as a commitment fee. We will not receive cash consideration for the issuance of these shares. Except for its receipt of the commitment shares, GHS has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

After the effective date of this registration statement, we may issue Put Notices to GHS obligating it to purchase shares of our common stock from us pursuant to the terms of the Equity Financing Agreement. We will receive cash proceeds from any sales of shares to GHS, but we will not receive any proceeds from resales of shares by GHS pursuant to this registration statement and prospectus. GHS may sell all or any portion of the shares being offered in accordance with this prospectus at fixed prices, at prevailing market prices, at varied prices, or at negotiated prices.

PLAN OF DISTRIBUTION

The Selling Security Holders may, from time to time, sell any or all of the shares of our common stock covered hereby on the OTC Markets or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or purchases by a broker-dealer as principal and resale by the broker-dealer for its account

●	an exchange distribution in accordance with the rules of the applicable exchange:

●	privately negotiated transactions.

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security.

●	through the writing or settlement of options or hedging transactions, whether through an options exchange or otherwise.

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law:

The Selling Security Holders is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to shares issued pursuant to the Equity Financing Agreement and the Common Stock Purchase Warrant. Because the Selling Security Holder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

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We have engaged ICON Capital Group, LLC. (a FINRA-registered broker-dealer) to act as the Placement Agent under the terms of the Equity Financing Agreement and have agreed to pay them a fee of 2% of the amount of each put.

Broker-dealers engaged by the Selling Security Holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

We have agreed to indemnify GHS and its affiliates against certain liabilities arising from the offering of Shares, including liabilities under the Securities Act. GHS has agreed to indemnify us against liabilities under the Securities Act that may occur from certain written information furnished to us by GHS specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 3,000,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 preferred shares authorized, with 2,000,000 of those shares being designated as Series A Preferred and 2,000,000 Preferred Stock issued and outstanding as of June 30, 2026

Preferred Stock

Preferred Stock – There are 20,000,000 shares of authorized preferred stock, par value $0.0001 per share, with 2,000,000 shares of Series A Preferred Stock issued and outstanding as of June 30, 2026. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Common Stock

As of June 30, 2026, 1,997,483,341 shares of common stock are issued and outstanding.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be acted upon by the stockholders and have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription, or conversion right, and there are no redemption or sinking fund provisions or rights.

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DESCRIPTION OF BUSINESS

Our company was incorporated in the State of Delaware in September 2006 and was formerly known as Greenmark Acquisition Corporation (“Greenmark”). On February 7, 2011, Greenmark Acquisition Corporation and Powerdyne, Inc., a Nevada corporation (“Powerdyne Nevada”), merged with Greenmark as the surviving company. Powerdyne Nevada was formed in February 2010 in the State of Nevada and had limited operations until the time of its combination with Greenmark. As part of the merger, Greenmark Acquisition Corporation, the surviving entity, changed its name to Powerdyne International Inc. Prior to the merger, Greenmark did not have any ongoing business or operations and was established solely for the purpose of completing mergers and acquisitions with a target company, such as Powerdyne Nevada.

During the quarter ending March 31, 2019, Powerdyne International, Inc. purchased several cryptocurrency miners and began mining certain cryptocurrency coins. This was completed to enter the crypto markets and explore other potential revenue opportunities for Powerdyne International, Inc.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company (the “Membership Interests”). The Membership Interests was owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000 The Series A Preferred Stock, shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Overview

Creative Motion Technology, LLC (“CM Tech”) is a small New England-based motor manufacturer founded in 2004 and has been in business for over 19 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors, both brush and brushless motor designs. CM Tech’s current market focus is on niche motor demands for low-volume, high-quality, cost-effective motors, primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production mainly provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, artists, interior decorators/designers, museums, photographers, art galleries and theaters.

We primarily service the Original Equipment Manufacturers (OEMs) in the semiconductor market by supplying custom-designed motors for the robotics used in semiconductor manufacturing equipment. We also provide custom picture framing under Frame One. We consider both businesses to operate as our own business for reporting purposes. We provide cost-effective, value-added, turn-key solutions to meet our clients’ drive and articulation needs.

The Market

We service Global Semiconductor Equipment Manufacturer’s our Sales to International customers were 32% and 68% of our total sales in 2025 and 2024, respectively.

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Suppliers

We have developed a strong collaborative relationship with a select few ISO Certified component manufacturers, both domestically and in Asia. These strategic relationships have been developed over the past 20 years, which ensure that we are able to maintain a steady flow of components while maintaining a high level of quality. With these relationships, we are able to run production based on a just-in-time inventory (JIT), allowing us to keep a minimum amount of inventory.

Employees

We have two executive officers. We have nine full-time employees and five consultants, including those in legal, accounting, and information technology.

Personnel

Tony Carchide serves as President and Chief Financial Officer as has been elected to serve as a director of the company. Tony has more than 20 years of outside sales experience, beginning in the sports memorabilia industry where he worked with athletes and managers to coordinate signings and procure memorabilia pieces. Most of his career has been spent in the telecommunications industry, working with companies such as AT&T, Lumen Technologies, and China Telecom Americas. March 2025, he transitioned to CM Technology LLC. and the motor industry, where he focused on developing new business opportunities, expanding the customer base, and modernizing the company’s sales and marketing efforts. Since joining CM Technology, he has worked to streamline internal processes and improve overall efficiency, and he plans to continue pursuing new business and other opportunities to support the company’s growth.

Mary Emerson serves as Vice President and, Secretary and has been elected to serve as a director of the company. Mary has managed the operations of both Frame One LLC and CM Technology LLC for more than 20 years. Working closely together, Mary and the late CEO James O’Rourke built the company from the ground up and helped grow it into the successful business it is today. In addition to her work with CM Technology, Mary also managed Frame One, where she combined her passion for picture framing with more than 30 years of industry experience. Together, Mary and Jim built Frame One into the thriving business it is today, with a strong presence in the local community. Mary also expanded the company’s framing services into the corporate sector by developing relationships with businesses and schools.

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DESCRIPTION OF PROPERTY

Office Space

Our corporate headquarters are located in a full-service office suite in North Reading, Massachusetts, comprising approximately 5,000 square feet of retail, manufacturing, and office space. The Company’s contractual term as of February 1, 2025, is 36 months, expiring January 31, 2028.

The lease requires monthly payments of $5,500, payable at the beginning of each month, with no variable payments, residual value guarantees, or purchase options. The lease does not include renewal or termination options reasonably certain to be exercised. The lease liability and ROU asset were measured at commencement using the Company’s estimated incremental borrowing rate of 10% per annum, as the rate implicit in the lease was not readily determinable.

Maturity Analysis of Lease Liability: The following table presents the undiscounted cash flows for the operating lease liability as of March 31, 2026, reconciled to the present value:

Year	Undiscounted Cash Flows	Present Value
2026 - 9 months	$49,500	$42,227
2027 - 12 months	66,000	62,645
2028 - 1 month	5,500	5,500
Total Remaining	$121,000	$110,372

The current portion of the operating lease liability as of March 31, 2026, is $55,822 (December 31, 2025 - $55,822).

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is currently quoted on the OTC Markets under the symbol “PWDY.” The OTC Market is a network of securities dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. Trading in stocks quoted on the OTC Markets is often thin and characterized by wide price fluctuations, due to various factors that may be unrelated to or have little to do with a company’s operations or business prospects.

The following table sets forth the range of high and low closing bid quotations for our common stock for each of the periods indicated as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions.

Quarter Ended	High	Low
June 30, 2026,	$0 ..0044	$0 ..0014
March 31, 2026,	$0.007	$0.003
December 31, 2025,	$0.0052	$0.0014
September 30, 2025	$0.0033	$0.0013
June 30, 2025	$0.0024	$0.0009
March 31, 2025,	$0.0027	$0.0002

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Our transfer agent, VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Telephone (212) 828-8436; Facsimile (646) 536-3179, is the registrar and transfer agent for our common stock.

Recent Sales of Unregistered Sales of Equity Securities.

None.

Stock Issued for Services.

On March 17, 2026, the Company hired a company to render corporate relations, advisory and market awareness campaign for 25 million restricted shares for a one-year contract.

The Company recorded $117,500 as prepaid consulting services for the 25,000,000 shares issued to third party consultants, which was the fair value of the closing price of the shares on the date of issuance. The prepaid consulting services will be amortized over the twelve-month term of the agreement, the amortization commenced on March 17, 2026. During the three months ended March 31, 2026, the Company recognized $4,507 of share-based compensation.

The Company relied upon Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, for the issuance of these securities. No commissions were paid regarding the share issuance, and the share certificates were issued, or “book entry”, with a Rule 144 restrictive legend.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers.

None.

Holders

There are approximately 42 active holders of the Company’s Common Stock. This figure does not include holders of shares registered in “street name” or persons, partnerships, associates, corporations, or other entities identified in security position listings maintained by depositories.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to increase our working capital, and do not anticipate paying any cash dividends in the foreseeable future

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our expectations or beliefs concerning future events, including the following: any statements regarding future sales, costs and expenses and gross profit percentages; any statements regarding the continuation of historical trends; any statements regarding expected capital expenditures; and any statements regarding the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs, and are usually denoted by words or phrases such as “believes,” “plans,” “should,” “expects,” “thinks,” “projects,” “estimates,” “anticipates,” “will likely result,” or similar expressions. We wish to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on forward-looking statements, which speak only as of the date made, and to advise readers that actual results could vary due to a variety of risks and uncertainties, some of which are discussed in this report in the Part I, Item 1A. Risk Factors, Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this report. While no list of assumptions, risks, or uncertainties could be complete, some of the factors that may cause actual results or other future events, circumstances, or aspirations to differ from those in forward-looking statements include:

●	competitive and cyclical factors relating to our businesses;

●	specifically with respect to our CM Tech’s dependence on key customers and availability of raw materials;

●	requirements of and our access to capital;

●	our ability to continue to make acquisitions and to successfully integrate and operate acquired businesses;

●	risks of downturns in general economic conditions and in the motor and retail industries that could affect our business segments;

●	technological developments;

●	our ability to attract and retain key personnel;

●	product liabilities in excess of insurance;

●	changes in governmental regulation and oversight;

●	current federal regulatory issues and policies;

●	domestic or international hostilities and terrorism; and

●	the future trading prices of our common stock.

We caution you that the foregoing list of factors may not contain all of the factors that could cause actual results or other future events, circumstances, or aspirations to differ from those in forward-looking statements.

Any forward-looking statement made by the Company or on its behalf speaks only as of the date that it was made. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by applicable securities laws.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Annual Report on Form 10-K, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

References to “Powerdyne”, “the Company”, “the company”, “we,” “our” and “us” refer to Powerdyne International Inc., unless the context otherwise requires.

Critical Accounting Policies and Estimates

Use of Estimates – We have made several estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare our consolidated financial statements, included in Item 8 of this Annual Report on Form 10-K, in accordance with generally accepted accounting principles in the United States. These estimates have a significant impact on our valuation and reserve accounts relating to the allowance for sales returns and allowances, doubtful accounts, inventory reserves and deferred income taxes. Actual results could differ from these estimates. A complete listing of our accounting policies is under Item 8, Note 3, Summary of Significant Accounting Policies.

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Overview

We are an operating company that has experienced losses since our inception. Our sources of cash to date have been capital invested by shareholders, officers, and venture capital investors/lenders.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company (the “Membership Interest”). The Company continues to grow its business as customer demand continues to increase. The Membership Interest was owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Results of Operations

The Year Ended December 31, 2025, compared to the Year Ended December 31, 2024.

Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period presentation. These reclassifications have no material effect on the reported financial results.

We generated product revenue of $1,160,976 during the year ended December 31, 2025, compared to $1,251,454 for the comparative year ended December 31, 2024. The decrease in revenues is due to lower demand from the 2025 tariff uncertainty during the year where most of the decrease is attributable to slower sales at CM Tech. CM Tech is a motor manufacturer which are primarily used in the industrial robotics for the semiconductor manufacturing industry. All of CM Tech’s product revenue is generated from the sale of their motors. Frame One provides custom framing to local schools, colleges, artist guilds, artists, interior decorators, interior decorators / designers, museums, photographers, art galleries and theatres.

Cost of revenues decreased approximately 11.65%, which is consistent with the decrease in revenues. Cost of revenues of approximately $782,549 for 2025 compared to $885,697 for 2024. The decrease is attributable to lower cost of materials due to lower sales and one less employee for 2025 compared to 2024.

Gross profit for the year ended December 31, 2025, is $378,427 with a gross profit percentage of 32.60% (Gross profit for the year ended December 31, 2024 - $365,757 – Gross profit % was 29.23%) and is expected to be maintained in a range of 29% to 35% for product revenue sold.

During the year ended December 31, 2025, total operating expenses increased 6.1% to $629,837 from $545,335 compared to the year ended December 31, 2024. The increase in operating expenses is due to the change in the Company’s auditor for the year ended 2024 and additional expenses for preparing a Form S-1 for a capital raise.

As a result of the foregoing, we recognized a net loss of $251,410 and $179,497 in 2025 and 2024, respectively.

Liquidity and Capital Resources

As of December 31, 2025, and 2024, we had working capital deficits of $504,955 and $253,544, respectively. We historically have satisfied our liquidity requirements through cash generated from operations, subordinated related party promissory notes and issuance of equity securities. However, with tariff uncertainty one of our largest clients has decreased its orders from the Company. We have obtained two new customers in 2026 and are currently adding more customers to increase revenues for our business to offset our largest customer reduction in purchases from the Company. The majority of our financing of operations comes from our CEO and majority owner. We expect that as our revenues increase our cash flow from operations and working capital positions will continue to improve. A summary of our cash flows resulting from our operating, investing, and financing activities for the years ended December 31, 2025, and 2024 were as follows:

	For the year ended	For the year ended
	December 31, 2025	December 31, 2024
Operating Activities	$(192,005)	$(204,031)
Investing Activities	-	-
Financing Activities	$193,808	$165,500

Cash used by operating activities decreased to $192,005 during 2025, as compared to $204,031 cash flow from operations in the prior year. The decrease was primarily due to a decrease in revenues for the year ended 2025 compared to 2024.

Cash provided by financing activities was $193,808 during 2025, as compared to $165,500 in the prior year. The Company obtained a line of credit from a local bank to assist with funding our losses due to the slow economic activity in 2024, $165,000 utilized and in 2025 $54,250 drawn on the line of credit because of the tariff uncertainty in 2024 and 2025. During 2025, we obtained a total of $87,046 from short term loans and another $40,000 in financing from a related party.

We believe that funds generated from operations, existing cash balances and, if necessary, related party short-term loans, are likely to be sufficient to finance our working capital and capital expenditure requirements for the foreseeable future. We have and continue to receive financing in the form of loans from our CEO and / or third-party financing in the form of debt or equity to provide our required working capital. Our ability to meet our obligations and continue to operate as a going concern is highly dependent on our ability to obtain additional financing. We are currently working towards filing a Form S-1 to raise additional capital, we cannot guarantee that this capital raise will be successful. We cannot predict whether this additional financing will be in the form of equity or debt. The financing for these goals could come from further equity financing or could come from sales of securities and /or loans. If we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

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Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period presentation. These reclassifications have no material effect on the reported financial results.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. However, any substantial supply side price increases will be shared with our customers.

Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Cybersecurity Risks

The Company is dependent on the secure operation of our technology systems and those of our third-party service providers (such as cloud hosting, email, accounting software, and payment processors). We collect, process, and store limited amounts of sensitive data, including financial information, employee records, and customer data, which makes us a potential target for cyberattacks, such as phishing, malware, ransomware, unauthorized access attempts, denial-of-service attacks, or other malicious activities.

Given our small size, with only 9 employees and 4 consultants, we lack dedicated cybersecurity personnel or advanced in-house security infrastructure. We rely primarily on basic safeguards provided by third-party vendors, standard password protections, multi-factor authentication where available, periodic software updates, and employee awareness of common threats. These measures may not be sufficient to prevent all breaches or incidents, particularly as cyber-attack techniques continue to evolve and become more sophisticated.

A significant cybersecurity incident could result in material adverse consequences, including:

●	Substantial costs to investigate, remediate, and recover from the incident (such as forensic analysis, legal fees, system restoration, and potential ransom payments);
●	Regulatory fines, penalties, or enforcement actions from government authorities.
●	Legal liabilities, including class action lawsuits or claims from affected parties.
●	Loss of customer or partner confidence, leading to reduced business opportunities or contract terminations.
●	Temporary or prolonged disruption to our operations, including inability to access critical systems or data.
●	Theft, loss, or unauthorized disclosure of sensitive information, potentially resulting in identity theft, fraud, or competitive harm.

While we have not experienced any material cybersecurity incidents to date, there can be no assurance that our or our third-party providers’ security measures will prevent all future threats or that any incident would not have a material adverse effect on our reputation, financial condition, results of operations, or cash flows.

Off-Balance Sheet Arrangements

We had no material off-balance-sheet arrangements that have or are likely to have a current or future material effect on our operations.

Recent Accounting Pronouncements

Refer to Note 1 of our year ended December 31, 2025, consolidated financial statements for recent accounting pronouncements.

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Results of Operations - The three months ended March 31, 2026, compared to the three months ended March 31, 2025:

Revenues

During the three months ended March 31, 2026, we generated $171,025 in revenue, and during the three months ended March 31, 2025, we generated $271,056 in revenue. Revenues for CM Tech, LLC decreased by approximately $100,031 due to the threat of tariffs and economic uncertainty during the first quarter of 2026. Although management expects revenues to increase for CM Tech through the end of 2026. Revenues for Frame One LLC were relatively flat for the three months ended March 31, 2026, compared to the three months ended March 31, 2025.

Cost of Revenues

During the three months ended March 31, 2026, we incurred $131,752 in cost of revenues, and during the three months ended March 31, 2025, we generated $209,417 in cost of revenues. The cost of revenue decreased consistently with the decrease in revenues.

Gross Profit

During the three months ended March 31, 2026, we generated $39,273 in gross profits, and during the three months ended March 31, 2025, we generated $61,639 in gross profit. Gross profit margin was consistent at approximately 23% compared to the three months ended March 31, 2026.

Operating expenses

During the three months ended March 31, 2026, total operating expenses increased to $159,520 from $116,773 for the three months ended March 31, 2025. The increase is due to additional expenses for completing various financing agreements.

For the three months ended March 31, 2026, the Company had a net loss of $120,246 and for March 31, 2025, there was a loss of $55,134, respectively. We expect that the Company will continue to generate increases in revenues so that we become profitable and cash flow positive by acquiring new customers and / or adding increased sales to existing customers. However, there is no guarantee that we can achieve these results.

Liquidity and Capital Resources

As of March 31, 2026, and December 31, 2025, we had working capital deficits of $507,700 and $504,954, respectively.

For the three months ended March 31, 2026, we had a $23,111 decrease in cash compared to the year-ended December 31, 2025, due to continued economic uncertainty and approximately $100,000 decrease in revenues at CM Tech.

The decrease in cash flow from operations of approximately $14,000 is consistent with the decreases in cash and revenues at CM Tech.

Financing Activities:

On May 30th, 2024, CM Technology, LLC (“CM Tech”) a wholly owned subsidiary of the Company entered into a line of credit with a financial institution that has national scope through one of their local branches. The line of credit is for a maximum of $170,000 which is collateralized and has a security interest in the deposit account or cash, inventories and trade accounts receivable of CM Tech and is due and payable on demand. Our CEO has personally guaranteed the line of credit. The Company paid a $450 documentation fee. On March 12, 2025, CM Tech was approved for an additional increase in the line of credit to $220,000. The additional increase in the line of credit does not change any terms from the original agreement as of May 30th, 2024. As of March 31, 2025, the Company has drawn $220,000 to finance working capital. The Company is not in default on the line of credit. The Company accrues monthly interest on outstanding balances at 2.5% plus the prime interest rate.

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As of March 31, 2026, CM Tech has cash of $7,973, trade accounts receivable at $3,655 and inventories of $40,855 collateralized against the line of credit creating a security interest.

On June 23, 2025, Powerdyne International Inc. (“Powerdyne International Inc.” or the “Company”) (OTCPK: PWDY) entered into an investment agreement (the “Agreement”) with GHS Investments, LLC (the “Investor”), whereby the Investor has agreed to invest up to $10,000,000 to purchase shares of our common stock. GHS Investments LLC is a Nevada limited liability company, with offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753 (the “Investor”).

Subject to the terms and conditions of the Investment Agreement and Registration Agreement, we may, in our sole discretion, deliver a put notice to the Investor which states the dollar amount which we intend to sell to the Investor on a certain date. The amount that we shall be entitled to sell to Investor shall be equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date so long as such amount does not exceed a calculated dollar amount per every 10 days of $500,000. The minimum amount shall be equal to $10,000.

In connection with the Agreement, we also entered into a registration rights agreement dated June 23, 2025, whereby we agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission within thirty (30) days of the date of the registration rights agreement and to have the Registration Statement declared effective by the Securities and Exchange Commission within ninety (90) days after we have filed the Registration Statement.

On March 23, 2026, the Company hired a company to render corporate relations, advisory and market awareness campaign for 25 million restricted shares for a one-year contract.

On September 12, 2025, the Company issued a convertible promissory note in the principal amount of $77,720 for cash proceeds of $67,000. The note bears a one-time 12% interest charge and requires five fixed payments totaling $87,046, with the first payment of $43,523 due March 15, 2026.

The Company did not make the March 15, 2026, payment. On March 31, 2026, the Company received written notice of default from counsel to 1800 Diagonal Lending LLC. Under Section 3.1 of the note, an Event of Default occurs only if the breach continues for five (5) days after written notice. As of March 31, 2026, the five-day cure period had not yet expired. On May 11, 2026, the Company confirmed with 1800 Diagonal Lending LLC that the outstanding obligation recorded at the default amount has been fully paid off.

On March 3 and March 25, 2026, we received 2 noninterest bearing advances from a stockholder in the amount of $3,000 and $21,500, to be repaid at a later date. The balance of this advance as of March 31, 2026, was $24,500.

During the three months ended March 31, 2026, the Company’s CEO provided $23,000 to fund our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is deemed by our management to be material to investors.

Contractual Arrangements

On June 23, 2025, Powerdyne International Inc. (“Powerdyne International Inc.” or the “Company”) (OTCPK: PWDY) entered into an investment agreement (the “Agreement”) with GHS Investments, LLC (the “Investor”), whereby the Investor has agreed to invest up to $10,000,000 to purchase shares of our common stock. GHS Investments LLC is a Nevada limited liability company, with offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753 (the “Investor”).

Subject to the terms and conditions of the Investment Agreement and Registration Agreement, we may, in our sole discretion, deliver a put notice to the Investor which states the dollar amount which we intend to sell to the Investor on a certain date. The amount that we shall be entitled to sell to Investor shall not exceed two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date so long as such amount does not exceed a calculated dollar amount per every 10 days of $500,000. The minimum amount shall be equal to $10,000.

In connection with the Agreement, we also entered into a registration rights agreement dated June 23, 2025, whereby we agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission within thirty (30) days of the date of the registration rights agreement and to have the Registration Statement declared effective by the Securities and Exchange Commission within ninety (90) days after we have filed the Registration Statement.

On April 22, 2026, we issued a Common Stock Purchase Warrant with Quick Capital, LLC a Wyoming limited liability company with an office located at 66 West Flagler Street900- # 2292 Miami, FL 33130 (the “Investor”), or the “Selling Security Holder”.

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This COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received (in connection with the funding of that certain convertible promissory note dated April 22, 2026, in the original principal amount of $71,022.72 issued by the Company (as defined below) to the Lender (as defined below) (the “Note”), Quick Capital, LLC, a Wyoming limited liability company (the “Lender” and including any permitted and registered assigns, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time during the Exercise Period, to purchase from POWERDYNE INTERNATIONAL, INC., a Delaware corporation (the “Company”), up to 3,551,136 shares of Common Stock (as defined below) (the “Warrant Shares”) at the Exercise Price per share then in effect. The number of Warrant Shares for which this Warrant may be exercised is subject to adjustment in accordance with the terms hereof. This Warrant is issued by the Company as of the Issuance Date pursuant to the note purchase agreement dated April 22, 2026, between the Company and the Lender (the “Purchase Agreement”).

Capitalized terms used in this Warrant shall have the meanings set forth in the Purchase Agreement unless otherwise defined in the body of this Warrant or in Section 12 below. For purposes of this Warrant, the term “Exercise Price” shall mean) $0.01 per share subject to adjustment as provided herein (including but not limited to cashless exercise), and the term “Exercise Period” shall mean the period commencing on the Issuance Date and ending on 5:00 p.m. Eastern Standard Time on the five-year anniversary of such date.

Change of Accountants

On January 16, 2024, BF Borgers CPA PC (“BF Borgers”) was dismissed as independent registered public accounting firm for Powerdyne International, Inc. (the “Company”).

On January 16, 2024, the Company engaged Fortune CPA Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

On April 10, 2024, Fortune CPA Inc.(“Fortune”) was dismissed as an independent registered public accounting firm for Powerdyne International, Inc.

On April 10, 2024, the Company engaged Olayinka Oyebola & Co. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

On April 7, 2025, Olayinka Qyebola & Co was dismissed as an independent registered public accounting firm for Powerdyne International Inc.

On April 8, 2025, the Company engaged LOA Professionals as the Company’s independent registered accounting firm for Powerdyne International Inc.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names, ages, and positions with us for each of our directors and officers as of July 8, 2026

Tony Carchide	50	President, Chief Financial Officer and Director	May 2026
Mary Ellen Emerson	64	Vice President, Secretary and Director	May 2026

Tony Carchide serves as President and Chief Financial Officer and has been elected to serve as a director of the Company. Tony has more than 20 years of outside sales experience, beginning in the sports memorabilia industry where he worked with athletes and managers to coordinate signings and procure memorabilia pieces. Most of his career has been spent in the telecommunications industry, working with companies such as AT&T, Lumen Technologies, and China Telecom Americas. March 2025, he transitioned to CM Technology LLC. and the motor industry, where he focused on developing new business opportunities, expanding the customer base, and modernizing the company’s sales and marketing efforts. Since joining CM Technology, he has worked to streamline internal processes and improve overall efficiency, and he plans to continue pursuing new business and other opportunities to support the company’s growth.

Mary Emerson serves as Vice President and, Secretary and has been elected to serve as a director of the company. Mary has managed the operations of both Frame One LLC and CM Technology LLC for more than 20 years. Working closely together, Mary and the late CEO James O’Rourke built the company from the ground up and helped grow it into the successful business it is today. In addition to her work with CM Technology, Mary also managed Frame One, where she combined her passion for picture framing with more than 30 years of industry experience. Together, Mary and Jim built Frame One into the thriving business it is today, with a strong presence in the local community. Mary also expanded the company’s framing services into the corporate sector by developing relationships with businesses and schools.

Audit Committee

Powerdyne does not presently have an Audit Committee and the Board of Director (the “Board”) acts in such capacity for the immediate future due to the limited size of the Board. Powerdyne intends to increase the size of its Board in the future, at which time it may appoint an Audit Committee.

In lieu of an Audit Committee the Board is empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of Powerdyne, to provide to the Board of Director the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

Compensation Committee

Powerdyne does not presently have a Nominating Committee and the Board acts in such capacity for the immediate future due to the limited size of the Board. Powerdyne intends to increase the size of its Board in the future, at which time it may appoint a Compensation Committee.

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to Powerdyne’s executive officers and directors, including stock compensation and bonus compensation, as well as to all employees.

Nominating Committee

Powerdyne does not have a Nominating Committee, and the Board acts in such a capacity.

Code of Conduct and Ethics

To date, we have not adopted a Code of Ethics applicable to our principal executive officer and principal financial officer because the Company has no meaningful operations. The Company does not believe that a formal written code of ethics is necessary at this time. We expect that the Company will adopt a code of ethics in the future.

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Indemnification of Executive Officers and Directors

Our articles provide to the fullest extent permitted by Delaware Law, wherein our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such directors or officers’ fiduciary duty. The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Delaware corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

CONFLICTS OF INTEREST - GENERAL

Our sole director and officer is, or may become, in his individual capacities, an officer, director, controlling shareholder, and/or partner of other entities engaged in a variety of businesses. Thus, potential conflicts of interest exist, including, among other things, time, effort, and corporate opportunity, that may arise from participation with such other business entities. While our sole officer and director of our business is engaged in business activities outside of our business, he devotes such time to our business as he believes to be necessary.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently, no requirement is contained in our Articles of Incorporation, Bylaws, or minutes that require officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities that come to their attention, whether in their capacity as officers and/or directors or otherwise. Excluded from this duty would be opportunities that the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate, or business opportunity from any affiliate or client of such a person.

EXECUTIVE COMPENSATION

Executive compensation during the years ended December 31, 2025, 2024, and 2023 was as follows:

Name/Position	Year	Annual Payments Salary	Annual Payments Made	Stock and Options (1)	Compensation Plans	All Other Compensation	Annual Compensation Total
Tony Carchide	2025	45,500					$45,500
President and Chief Financial Officer
Mary Emerson	2025	73,000					$73,000
Vice President and Secretary	2024	76,000
	2023	78,000					$78,000

Employment Agreement

We do not have any employment agreements with our officers.

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Outstanding Equity Awards at Fiscal Year-End

There were no Equity Awards during the fiscal years ending December 31, 2025, and 2024, respectively.

Employee Pension, Profit Sharing, or other Retirement Plans

We do not currently have a defined benefit pension plan, profit-sharing plan, or other retirement plan; however, we may adopt one or more of these plans in the future.

Director’s Compensation

Currently, we do not compensate our directors for attending Board of Directors meetings, although we anticipate adopting a director’s compensation policy by the end of the current year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 08, 2026, the number and percentage of the outstanding shares of common stock, which, according to the information available to us, were beneficially owned by:

(i)	each person who is currently a director,

(ii)	each executive officer,

(iii)	all current directors and executive officers as a group, and

(iv)	each person who is known by us to own beneficially more than 5% of our outstanding common stock.

Except as otherwise indicated, the persons named in the tables below have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

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COMMON STOCK			Percent of
Name	Position	Common Stock	Class (1)
Tony Carchide	President and CFO	1,022,625.00	0.05%
Mary Emerson	Vice President	25,000,000.00	1.25%
Arthur M. Read, II, Esq	Shareholder	288,446,194.00	14.40%
Eric Foster	Shareholder	115,000,000.00	5.70%
Linda H. Madison	Shareholder	121,558,610.00	6.00%
James O’Rourke Estate	Shareholder	207,000,000.00	10.30%
Total owned by officers and directors (2)		26,022,625.00	1.30%

PREFERRED STOCK		Preferred Stock	Series A
James O’Rourke Estate	Shareholder	2,000,000.00	10.00%

(1) Based upon 1,997,483,341 shares outstanding.

(2) Preferred Stock

The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Advances

During the year ended December 31, 2025, the Company’s CEO was reimbursed $4,500 for funds advanced to the Company and we increased the balance due to unpaid compensation. The Company owes the following amount to our CEO as of December 31, 2025, $250,591 and December 31, 2024, was $238,079 respectively. The balances owed to our CEO is due on demand and therefore recorded as a current liability.

During the three months ended March 31, 2026, the Company’s CEO provided $23,000 to fund our operations. The Company owes the following amounts to our CEO as of March 31, 2026, $273,591 and December 31, 2025, $250,591 respectively. The balances owed to our CEO are due on demand and therefore recorded as a current liability.

Employee Benefit Plans

We have no employee benefit plan

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this filing, we are not aware of any material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject, nor are we aware of any such threatened or pending litigation or any such proceedings known to be contemplated by governmental authorities. We are not aware of any material proceedings in which any of our directors, officers, or affiliates or any registered or beneficial stockholder of more than 5% of our Common Stock, or any associate of any of the foregoing, is a party adverse to or has a material interest adverse to, us or any of our subsidiaries.

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LEGAL MATTERS

The validity of the issuance of the securities offered by this Prospectus will be passed upon for us by Barnett & Linn of Rancho Mirage, CA.

EXPERTS

The financial statements of our company included in this prospectus for the years ended December 31, 2025 and 2024, have been audited by LAO Professionals, respectively to the extent and for the period set forth in its report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also, at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

POWERDYNE INTERNATIONAL, INC.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Powerdyne International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Powerdyne International, Inc. (the ‘Company’) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company suffered an accumulated deficit and recuring losses from operation. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 3 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Revenue Recognition

As described in note 3 to the financial statement. The Company recognizes revenue at a point at which control of the underlying product are transferred to the customers. The company considered purchase order to be the contract with customers.

The principal consideration of determining this as critical audit matter is because it relates to accounts or disclosure that are material to the financial statements.

Our principal audit procedures related to the Company’s revenue recognition for customer agreements included the following:

●	We gained an understanding of internal controls related to revenue recognition.
●	We evaluated management’s significant accounting policies for reasonableness.
●	We selected a sample of revenues recognized and performed the following procedures:

○	Obtained and read the customers purchase order for each selection and other documents that were part of the contract.
○	We confirmed the revenue generated to the bank statements
○	We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognized in the financial statements.

/S/ Lateef Awojobi

LAO PROFESSIONALS

(PCAOB ID 7057)

Lagos, Nigeria

We have served as the Company’s auditor since 2025.

April 3rd, 2026

F-2

POWERDYNE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS

Current Assets:
Cash	$47,382	$45,579
Trade accounts receivable	76,018	87,456
Inventories	94,555	74,488
Advance deposits	-	2,661
Sales tax receivable	-	9,145
Right of use asset - current	55,822	-
Total current assets	273,778	219,330

Equipment
Equipment	15,000	15,000
Less: accumulated depreciation	(15,000)	(15,000)
Total property and equipment	-	-

Right of use asset - long term	68,145	-

Total Assets	$341,923	$219,330

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$109,743	$69,295
Advance deposits	13,357	-
Due to related party - CEO	250,591	238,079
Loan - related party	40,000	-
Short term loan payable	87,046	-
Sales tax payable	2,423	-
Line of credit	219,750	165,500
Operating lease liability - current	55,822	-
Total Current Liabilities	778,732	472,874
Operating lease liability - long term	68,145	-
Total Liabilities	846,877	472,874
Stockholders’ Deficit:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, 2,000,000 shares issued and outstanding as of December 31, 2025, and December 31, 2024, respectively.	200	200
Common stock, $0.0001 par value, 3,000,000,000 shares authorized, 1,884,930,584 shares issued and outstanding as of December 31, 2025, and December 31, 2024, respectively.	188,493	188,493
Additional paid-in capital	4,814,651	4,814,651
Accumulated deficit	(5,508,297)	(5,256,887)
Total Stockholders’ Deficit	(504,954)	(253,543)

Total Liabilities and Stockholders’ Deficit	$341,923	$219,330

The accompanying notes are an integral part of these consolidated financial statements.

F-3

POWERDYNE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended	For the year ended
	December 31, 2025	December 31, 2024

Revenues	$1,160,976	$1,251,454
Cost of revenues	782,549	885,697
Gross profit	378,427	365,757
Operating expenses	629,837	545,335
Loss from operations and before
income taxes	(251,410)	(179,579)
Income tax expense	-	-

Net loss	$(251,410)	$(179,579)

Basic and diluted - loss per common share	$-	$-
Basic and diluted - weighted average common shares outstanding	1,884,930,584	1,884,930,584

The accompanying notes are an integral part of these consolidated financial statements.

F-4

POWERDYNE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2023	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,077,401)	$(74,057)

Net loss	-	-	-	-	-	(95,702)	(95,702)

Balance, March 31, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,173,103)	$(169,759)

Net loss	-	-	-	-	-	(23,336)	(23,336)

Balance, June 30, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,196,439)	$(193,095)

Net loss	-	-	-	-	-	(12,821)	(12,821)

Balance, September 30, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,209,260)	$(205,916)

Net loss	-	-	-	-	-	(47,720)	(47,720)

Balance, December 31, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	(5,256,887)	(253,543)

Net loss	-	-	-	-	-	(55,134)	(55,134)

Balance, March 31, 2025	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,312,021)	(308,677)

Net loss	-	-	-	-	-	(156,039)	(156,039)

Balance, June 30, 2025	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,468,060)	(464,717)

Net loss	-	-	-	-	-	(20,429)	(20,429)

Balance, September 30, 2025	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,488,489)	(485,146)

Net loss	-	-	-	-	-	(19,808)	(19,808)

Balance, December 31, 2025	2,000,000	200	1,884,930,584	188,493	4,814,651	$(5,508,297)	$(504,954)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

POWERDYNE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended	For the year ended
	December 31, 2025	December 31, 2024
Operating Activities:
Net loss	$(251,410)	$(179,579)
Adjustments to reconcile net loss
to net cash used for operating activities:
Changes in operating assets and liabilities:
Trade accounts receivable	11,439	-
Inventories	(20,067)	-
Loan origination fee	-	(11,700)
Accounts payable and accrued expenses	40,447	(947)
Advance deposits	16,018	(2,661)
Sales taxes receivable / payable	11,568	(9,145)
Net cash used for operating activities	(192,005)	(204,031)

Investing Activities:
Net cash provided by investing activities	-	-

Financing Activities:
Due to related party - CEO	12,512	-
Loan related party	40,000	-
Short term loan payable	87,046	-
Line of credit	54,250	165,500
Net cash provided by financing activities	193,808	165,500

Net increase / (decrease) in cash	1,803	(38,531)
Cash, beginning of period	45,579	84,004

Cash, end of period	$47,382	$45,579

Supplemental disclosure of cash flow information
Cash paid for interest	$20,744	$4,326
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

1. ORGANIZATION

Powerdyne, Inc., was incorporated on February 2, 2010, in Nevada, and is registered to do business in Rhode Island and Massachusetts. On February 7, 2011, Powerdyne, Inc. merged with Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, a publicly held Delaware corporation.

On December 13, 2010, Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, filed an Amended and Restated Articles of Incorporation in order to, among other things, increase the authorized capital stock to 300,000,000 common shares, par value $0.0001 per share. Unless the context specifies otherwise, as discussed in Note 2, references to the “Company” refers to Powerdyne International Inc. and Powerdyne Inc. after the merger.

At the closing of the merger, each share of Powerdyne, Inc’s common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 7,520 shares of common stock of Powerdyne International, Inc. Accordingly, an aggregate of 188,000,000 shares of common stock of Powerdyne International Inc. were issued to the holders of Powerdyne Inc.’s common stock.

In 2014, Powerdyne International, Inc. filed an amendment to its Articles of Incorporation which increased the authorized capital stock to 550,000,000 common shares, par value $0.0001 per share.

On January 26, 2015, Powerdyne International, Inc. filed an amendment to its Articles of Incorporation which increased the authorized capital stock to 2,020,000,000 shares consisting of 2,000,000,000 common shares, par value $0.0001 per share and 20,000,000 shares which may be designated as common or preferred stock, par value $0.0001 per share.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired all of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company, (the “Membership Interest”). The Membership Interest was owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000, which each Series A Preferred Stock is convertible into 1,000 common shares of the Company at a fixed price of $0.0001 at the option of the holder.

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production primarily provide the X, Y, and Z axis articulation in factory automation robots.

F-7

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

1. ORGANIZATION (continued)

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, interior decorators/designers, museums, photographers, art galleries and theatres.

The issuance of the 2,000,000 shares of Series A Preferred Stock pursuant to the Securities Purchase Agreement were made in reliance on the exemption from registration afforded under Section 4(2), of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder. Such offer and sale were not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the Seller/Investor in connection with the issuance by the Company of the Shares.

2. REVERSE MERGER ACCOUNTING

On February 7, 2011, Greenmark Acquisition Corporation, which was a publicly held Delaware corporation, merged with Powerdyne, Inc. Upon closing of the transaction, Greenmark Acquisition Corporation, the surviving corporation in the merger, changed its name to Powerdyne International, Inc.

The merger was accounted for as a reverse-merger, and recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”). Powerdyne Inc. was the acquirer for financial reporting purposes, and the Company was the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the merger are those of Powerdyne, Inc. and have been recorded at the historical cost basis of Powerdyne, Inc., and the financial statements after completion of the merger include the assets and liabilities of the Company and Powerdyne, Inc., historical operations of Powerdyne, Inc. and operations of the Company from the closing date of the merger. Common stock and the corresponding capital amounts of the Company pre-merger were retroactively restated as capital stock shares reflecting the exchange ratio in the merger. In conjunction with the merger, the Company received no cash and assumed no liabilities from Greenmark Acquisition Corporation.

On March 6, 2022, the Company acquired CM Tech from its 100% owner, the CEO of Powerdyne International, Inc. The merger was accounted for as a recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”). The transaction was recorded as a recapitalization transaction with the difference between the historical cost of the assets and liabilities assumed with the purchase price recorded as a loss on related party acquisition for $1,391,370 in our consolidated statement of operations. The transaction was not a business combination or a reverse merger transaction.

F-8

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements.

Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

All figures are in U.S. Dollars.

Going Concern

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. As of December 31, 2025, the Company had an accumulated deficit of $5,508,297 (December 31, 2024 - $5,256,887). The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtain additional financing from its members or other sources, as may be required. For the year ended December 31, 2025, CM Tech has negative cash flow from operations in prior year but has turned positive in 2025. The Company is working towards consistently generating positive cash flow from operations by increasing revenues and by analyzing potential acquisition targets.

The Company’s activities will necessitate significant uses of working capital beyond December 31, 2025. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s sales, cash flow from operations and the status of competitive products. The Company plans to continue financing its operations with cash received from financing activities, revenue from operations and or affiliate funding.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or, if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.

The accompanying audited consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Principles of Consolidation

Our consolidated financial statements include the accounts of Powerdyne International Inc and its one division and related subsidiaries. All intercompany transactions and balances between consolidated entities have been eliminated. The Company has the following wholly owned subsidiaries: Creative Motion Technology, LLC and Frame One, LLC.

Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period presentation. These reclassifications have no material effect on the reported financial results.

F-9

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2025, and 2024, respectively.

Allowances for Sales Returns and Doubtful Accounts

Sales Returns - We may, on a case-by-case basis, accept returns of products from our customers, without restocking charges, when they can demonstrate an acceptable cause for the return.

Doubtful Accounts - Management analysis its accounts receivable in accordance with ASC 326 are their “expected losses” in their portfolio of customers. The Company has a direct and long-term relationship with all of its customers. The Company reviews each customer on a quarterly basis. Historically, the Company has not incurred any significant bad debt expenses. Therefore, based on historical results and our current analysis the Company does not expect any credit losses.

The Company operates in the manufacturing and retail industry, and its accounts receivable are primarily derived from retail and wholesale customers; the Company recognizes an expected allowance for credit losses. In addition, also at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially which could exist in circumstances where amounts are considered at risk or uncollectible.

The allowance estimate is derived from a review of the Company’s historical losses based on the ageing of receivables. This estimate is adjusted for management’s assessment of current conditions, in which to calculate the expected allowance for credit losses. The Company’s customer base has remained constant since its inception.

The Company expects across all pools of accounts receivable that there are no changes in credit losses for 2023 and maintains a zero balance for 2025 and for 2024. The Company does not expect its credit loss reserve to change in the next twelve months.

The Company sometimes receives cash deposits in advance of manufacturing its products. As of December 31, 2025, there is $13,357 (December 31, 2024 - $-0- advance deposit liability) in advance deposit liability recorded on the balance sheet. As of December 31, 2024, there was an advance deposit receivable of $2,611. When the products are picked up by the customer the advance deposits are recognized as product revenue.

Inventory

Inventory, consisting principally of products held for sale, is stated at the lower of cost, using the first-in, first-out method, and net realizable value. The amount presented in the accompanying consolidated balance sheet has no valuation allowance.

We regularly evaluate our inventory to identify costs in excess of the lower of cost and net realizable value, slow-moving inventory and potential obsolescence.

Equipment

Equipment is stated at cost. Capital expenditure for improvements and upgrades to existing equipment are also capitalized. Maintenance and repairs are expensed as incurred. Our equipment is depreciated over 5 years on a straight-line basis. Depreciation expenses for the years ended December 31, 2025, and 2024 was $-0-, respectively.

Intangible Assets and Goodwill:

We account for intangible assets and goodwill in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets were determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflected a weighted average cost of capital based on our industry, capital structure and risk premiums, including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which have historically ranged from 10 to 20 years. The carrying amounts of our definite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the entity may be unable to recover the asset’s carrying amount.

We assess our intangible assets in accordance with ASC 360 “Property, Plant, and Equipment” (“ASC 360”). Impairment testing is required when events occur that indicate an asset group may not be recoverable (“triggering events”). As detailed in ASC 360-10-35-21, the following are examples of such events or changes in circumstances (sometimes referred to as impairment indicators or triggers): (a) A significant decrease in the market price of a long-lived asset (asset group) (b) A significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition. (c) A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator (d) An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group) (e) A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group) (f) A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The term more likely than not refers to a level of likelihood that is more than 50 percent. We have evaluated our intangible assets and found that certain losses and a delay in our business plan may have constituted a triggering event for our intangible assets. The Company has no intangible assets or goodwill as of December 31, 2025, and 2024.

F-10

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-Lived Assets

In accordance with ASC 360, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.

When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets since they are fully amortized and / or disposed of. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets, if the Company acquires any long-lived assets. The Company has no long-lived assets as of December 31, 2025, and 2024.

Business Combinations

We apply the provisions of ASC 805, Business Combinations (ASC 805), in accounting for our acquisitions. ASC 805 requires that we evaluate whether a transaction pertains to an acquisition of assets, or to an acquisition of a business. A business is defined as an integrated set of assets and activities that is capable of being conducted and managed for the purpose of providing a return to investors. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets and liabilities assumed on a relative fair value basis; whereas the acquisition of a business requires us to recognize separately from goodwill the assets acquired, and the liabilities assumed at the acquisition date fair values. Goodwill as of the business acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the business acquisition date as well as any contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the business acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of a business acquisition’s measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

In addition, uncertain tax positions and tax related valuation allowances assumed in a business combination are initially estimated as of the acquisition date. We reevaluate these items quarterly based upon facts and circumstances that existed as of the business acquisition date with any adjustments to our preliminary estimates being recorded to goodwill if identified within the measurement period. Subsequent to the measurement period or our final determination of the tax allowances or contingency’s estimated value, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect our provision for income taxes in our consolidated statement of operations and could have a material impact on our results of operations and financial position.

Advertising Expenses

The Company records advertising expenses per ASC 720-35-50-1, which are expensed as they are incurred or the first time when the advertising takes place. During the years ended December 31, 2025, and 2024, there were no advertising costs incurred by the Company.

Shipping Activities

Outbound shipping charges to customers are included in “Product revenue”. Outbound shipping-related costs are included in “Cost of products sold”.

Stock-Based Compensation

Share-based compensation is accounted for based on the requirements of ASC 718, “Compensation-Stock Compensation’ (“ASC 718”) which requires recognition in the financial statements of the cost of employee, consultant, or director services received in exchange for an award of equity instruments over the period the employee, consultant, or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee, consultant, or director services received in exchange for an award based on the grant-date fair value of the award.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of January 1, 2007, and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal, Rhode, Island and Massachusetts as our “major” tax jurisdictions. With limited exceptions, we remain subject to Internal Revenue Service (“IRS”) examination of our income tax returns filed within the last three (3) years, and to Massachusetts Department of Revenue examination of our income tax returns filed within the last four (4) years. However, we have certain tax attribute carry forwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained in the audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

F-11

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company analyses all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments consisted of cash, accounts receivable, intangible assets – cryptocurrency, accounts payable and accrued expenses, advance deposit, due to related party – CEO and sales tax payable. The estimated fair value of these financial instruments approximates its carrying amount based on the short-term maturity of these instruments.

Other Comprehensive Income

The Company has analyzed paragraphs ASC 220-10-45-1 to ASC 220-10-45-10B and none of the items recorded in the income statement would qualify as Other Comprehensive Income.

F-12

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per Common Share

Basic loss per common share excludes dilutive securities and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As of December 31, 2025, and December 31, 2024, there were no outstanding dilutive securities, except as of December 31, 2025, there was 2,000,000 Series A Preferred Stock outstanding, however, they were not included in the calculations as they are considered anti-dilutive. Net loss per share is based upon the weighted average shares of common stock outstanding.

The following table represents the computation of basic and diluted losses per share:

	For the year ended	For the year ended
	December 31, 2025	December 31, 2024
Net loss available for common shareholders	$(251,410)	$(179,579)
Basic and fully diluted loss per share	-	-

Weighted average common shares outstanding - basic and diluted	1,884,930,584	1,884,930,584

Use of Estimates and Assumptions

Our management has made several estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

F-13

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Guidance Not Yet Adopted

None

Recent Accounting Guidance Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances the disclosures related to segment reporting for public entities. It requires entities to disclose significant segment expenses for each reportable segment, providing greater transparency in segment performance. The ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The adoption of this ASU had no impact on the Company’s consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. It is designed to provide more detailed information about an entity’s income tax expenses, liabilities, and deferred tax items, potentially affecting how companies report and disclose their income tax-related information. The ASU is effective for public business entities for annual periods beginning after December 15, 2024, including interim periods within those fiscal years. The adoption of this ASU had no impact on the Company’s consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, which enhances the transparency and decision usefulness of income tax disclosures. The ASU requires public business entities to disclose specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold. It also mandates the disclosure of income taxes paid disaggregated by jurisdiction. The amendments are effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The adoption of this ASU had no impact on the Company’s consolidated financial statements and disclosures.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or consolidated results of operations.

Lease Accounting

For contracts entered into on or after October 1, 2019, the Company assesses at contract inception whether the contract is, or contains, a lease. Generally, it determines that a lease exists when (i) the contract involves the use of a distinct identified asset, (ii) obtains the right to substantially all economic benefits from use of the asset and (iii) it has the right to direct the use of the asset.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short-term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any prepayments to the lessor and initial direct costs, such as brokerage commissions, less any lease incentives received.

All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying lease. The incremental borrowing rates used for the initial measurement of lease liabilities as of October 1, 2019, were based on the original lease terms.

Lease payments included in the measurement of lease liabilities consist of (i) fixed lease payments for the noncancelable lease term, (ii) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (iii) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. Certain of the Company’s real estate lease agreements require variable lease payments that do not depend on an underlying index or rate, such as sales and value-added taxes, the Company’s proportionate share of actual property taxes, insurance, common area maintenance, and utilities. The Company has elected an accounting policy, as permitted by ASC 842, not to account for such payments as part of related lease payments. Consequently, such payments are recognized as operating expenses when incurred.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Amortization of the right-of-use asset for operating leases reflects amortization of the lease liability, any differences between straight-line expense and related lease payments during the accounting period, and any impairments. Finance lease payments are allocated between a reduction of the lease liability and interest expense, and the related asset is depreciated as described under “Equipment” above.

Revenue Recognition

As of March 6, 2022, with the acquisition of CM Tech, we recognize revenue from contracts with customers in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenue is recognized at the point at which control of the underlying products are transferred to the customer. Satisfaction of our performance obligations occurs upon the transfer of control of products from our facilities. We consider customer purchase orders to be the contracts with a customer. All revenue is generated from contracts with customers.

F-14

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Major Customers and Concentration of Credit Risk

The Company has two major customers, which account for approximately 66% of the balance of accounts receivable as of December 31, 2025 (December 31, 2024 – 66%) and 30% of the Company’s revenues for the year ended December 31, 2025 (December 31, 2024 – 22%) were attributable to these same customers. The Company evaluates industry specific credit risk but does not believe that any material risk is identified that could materially impact on our results of consolidated operations and consolidated financial position.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit of $250,000. The Company has not incurred any loss from this risk, nor does it expect it to. The Company’s revenues from product sales and accounts receivable have no material or significant concentration in anyone or a multitude of customers and all receivables are expected to be collected.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a Company’s management organizes segments within the Company for making operating decisions and assessing performance.

We primarily service the Original Equipment Manufacturers (OEM’s) in the semiconductor market by supplying custom designed motors for the robotics used in semiconductor manufacturing equipment. We also provide custom picture framing under Frame One. We consider both businesses to operate as their own business for reporting purposes. We provide cost-effective value-added turn-key solutions to our clients’ drives and articulation needs.

The Market

We service the Global Semiconductor Equipment Manufactures CM Tech’s sales to international customers were 58% and 32% of our total sales in 2025 and 2024, respectively.

4. ACCOUNTS RECEIVABLE

Accounts receivable primarily relate to uncollected sales of custom designed motors and custom picture frames. Differences between the amounts from customers less an estimated allowance for doubtful accounts, if deemed necessary by management, and based on review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts, if any, by identifying troubled accounts and by using historical experience applied to the aging of accounts. As of December 31, 2025, and 2024 there was no allowance for doubtful accounts required.

5. INVENTORIES

As of December 31, 2025, and 2024, the Company’s inventories consist of custom designed motors and picture frames. Inventories are valued at the lower cost of the market (net realizable value). As of December 31, 2025, and 2024, there was no impairment to our inventories for lower cost of market adjustments, slow moving or obsolete inventories.

6. EQUIPMENT - NET

Equipment consists of the following as of December 31, 2025, and 2024:

	December 31, 2025	December 31, 2024
Equipment	$15,000	$15,000
Less: accumulated depreciation	(15,000)	(15,000)

Total Equipment	$-	$-

Equipment is stated at cost and depreciated on a straight- line basis over the assets’ estimated useful lives: computer equipment 5 years. Total depreciation expenses for the year ended December 31, 2025, and 2024 were $-0- and $-0-, respectively.

F-15

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2025, and 2024, our accounts payable are primarily made up of trade payables for purchase of motor parts and picture frames. Additionally, our accounts payable and accrued liabilities will consist of other vendor invoices, amounts owed to employees and other invoices related to the Company’s advisors.

8. DUE TO RELATED PARTY - CEO

During the year ended December 31, 2025, the Company’s CEO was reimbursed $4,500 for funds advanced to the Company and we increased the balance due to unpaid compensation. The Company owes the following amount to our CEO as of December 31, 2025, $250,591and December 31, 2024, was $238,079 respectively. The balances owed to our CEO is due on demand and therefore recorded as a current liability.

9. LOAN RELATED PARTY

From time to time, we receive payments from stockholders in the form of cash and/or out-of-pocket expenditures for the benefit of the Company, which are business in nature. On April 2, 2025, we received a noninterest bearing advance from a stockholder in the amount of $40,000, to be repaid at a later date. The balance of this advance as of December 31, 2025, was $40,000.

10. SHORT TERM LOAN PAYABLE

September 30, 2025, the Company entered into a debt arrangement that requires that the Company pay back $87,720 in 5 instalments. The first instalment is due on March 15, 2026, for $43,523. Instalments two through five are to be paid on 15th of each month for April to July 2026 in the amount of $10,880.75 each. The Company received $60,000 in cash to fund operations and incurred $9,326 in upfront interest expense at a rate of 12%. The Company will pay off the debt in the next 10 months. Additionally, the Company had to place 199,282,051 shares into escrow as collateral for the short-term loan. As of the reporting date, the Company was in full compliance of the short-term loan. In the event of default, the Company will pay a 22% interest rate.

11. LINE OF CREDIT

On May 30th, 2024, CM Technology, LLC (“CM Tech”) a wholly owned subsidiary of the Company entered into a line of credit with a financial institution that has national scope through one of their local branches. The line of credit is for a maximum of $170,000 which is collateralized and has a security interest in the deposit account or cash, inventories and trade accounts receivable of CM Tech and is due and payable on demand. Our CEO has personally guaranteed the line of credit. The Company paid a $450 documentation fee. On March 12, 2025, CM Tech was approved for an additional increase in the line of credit to $200,000. The additional increase in the line of credit does not change any terms from the original agreement as of May 30th, 2024. As of September 30, 2025, the Company has drawn $215,950 to finance working capital. The Company is not in default on the line of credit. The Company accrues monthly interest on outstanding balances at 2.5% plus the prime interest rate. During December 31, 2025, and 2024, the Company accrued and paid $20,744 and $4,326 interest, respectively.

12. ACQUISITION OF PRIVATE COMPANY OWNED BY CEO

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company, (the “Membership Interest”). The Membership Interest was owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000, The Series A Preferred Stock, shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production primarily provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, interior decorators/designers, museums, photographers, art galleries and theaters.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the complete text of the document, which is filed as an exhibit to this report and is incorporated herein by reference.

The following table summarizes the consideration transferred to acquire CM Tech and the amounts of identified assets acquired recorded at historical cost at the acquisition date and the consideration provided:

Cash	$26,042
Inventory	82,588
Total Assets Acquired	108,630
Loss on acquisition of entity owned by CEO.	1,391,370

The purchase price consists of the following:
Preferred Shares	1,500,000
Total Purchase Price	$1,500,000

The historical cost of the assets acquired includes cash and inventory at approximately $108,630. There is no impairment to the cash and inventory received.

F-16

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

12. ACQUISITION OF PRIVATE COMPANY OWNED BY CEO (Continued)

Business combination related costs were expensed as incurred and consisted of various advisory, legal, accounting and other professionals approximate $65,000 for the year end December 31, 2022. These costs are included in general and administrative expenses in our consolidated statement of operations.

The pro forma financial information below presents statements of operations data as if the acquisition of CM Tech took place on January 1, 2020. The audited financial information does not purport to be indicative of the Company’s combined results of operations which would actually have been obtained had the acquisition taken place on January 1, 2020, nor should it be taken as indicative of future consolidated results of operations.

	Consolidated	Consolidated
	For the year	For the year
	ended	ended
	December 31, 2021	December 31, 2020

Revenues	$1,224,290	$985,613
Cost of Goods Sold	721,243	525,454
Gross profit	$503,047	$460,159
Operating expenses	265,779	245,531

Net Income	$237,268	$214,628

13. STOCKHOLDERS’ DEFICIT

Preferred Stock – There are 20,000,000 shares of authorized preferred stock, par value $0.0001 per share, with 2,000,000 shares issued and outstanding as of December 31, 2025 (December 31, 2024 – 2,000,000). The Series A Preferred Stock, shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Common Stock – There are 3,000,000,000 shares of authorized Class A common stock, par value $0.0001 per share, with 1,884,930,584 shares issued and outstanding as of December 31, 2025, and December 31, 2024, respectively.

March 6, 2022, the Company issued 2,000,000 preferred shares to our CEO in exchange for his 100% owned private company CM Tech and Frame One. The Series A Preferred Stock, shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Stock issued for services.

No common stock was issued by the Company for the years ended December 31, 2025, and 2024.

14. INCOME TAXES

Income tax provision is summarized as follows:

	December 31, 2025	December 31, 2024
Current
Federal	$52,796	$51,608
State	20,113	19,660
	$72,909	$71,268
Deferred
Federal	-	-
State	-	-
Change in valuation allowance	$171,163	305,801
Net operating losses	(244,072)	(377,069)

Income tax provision	$-	$-

F-17

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025, and 2024

14. INCOME TAXES (Continued)

The actual income tax provision differs from the “expected” tax computed by applying the Federal corporate tax rate of 21% to the income before income taxes as follows:

	For the year ended	For the year ended
	December 31, 2025	December 31, 2024
“Expected” income tax benefit	$52,796	$51,608
State tax expenses net of Federal Benefit	20,113	19,660
Change in valuation allowance	171,163	305,801
Other
Net operating losses	(244,072)	(377,069)

Income tax provision	$-	$-

The tax effects of temporary differences which give rise to significant portions of the deferred taxes are summarized as follows:

	For the year ended	For the year ended
	December 31, 2024	December 31, 2024
Deferred tax assets
Inventory reserve	$-	$-
Allowance for bad debts and returns	-	-
Accrued expenses	40,448	(19,301)
Asset valuation reserve	-	-
Net operating loss carry forward - estimated	5,508,297	5,396,883
Other		-
Total deferred tax assets	$5,548,745	$5,377,582
Valuation allowance.	(5,548,745)	(5,377,582)
	$-	$-
Deferred tax liabilities	-	-
Deferred state taxes	-	-
Total deferred tax liabilities	-	-

Net deferred tax assets	$-	$-

As of December 31, 2025, we have an estimated $5,508,297 (2024 - $5,396,883) in estimated net operating loss carry forwards for federal and state income tax purposes. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax assets, the level of historical taxable income and tax planning strategies in making the assessment of the realizability of deferred tax assets. We have identified the U.S. federal, Delaware, and Massachusetts “major” tax jurisdiction. Delaware is for Franchise Tax Purposes only, which we paid $ in 2025 and 2024 $1,250. With limited exceptions, we remain subject to IRS examination of our income tax returns filed within the last three (3) years, and to Massachusetts Department of Revenue examination of our income tax returns within the last four (4) years.

15. COMMITMENTS AND CONTINGENCIES

Office Space

Our corporate headquarters are in a full-service office suite located in a building in North Reading, Massachusetts, consisting of approximately 5,000 square feet of retail, manufacturing, and office space. The Company’s contractual term as of Febuary1, 2025 is 36 months expiring January 31, 2028.

The lease requires monthly payments of $5,500, payable at the beginning of each month, with no variable payments, residual value guarantees, or purchase options. The lease does not include renewal or termination options reasonably certain to be exercised. The lease liability and ROU asset were measured at commencement using the Company’s estimated incremental borrowing rate of 10% per annum, as the rate implicit in the lease was not readily determinable.

Maturity Analysis of Lease Liability: The following table presents the undiscounted cash flows for the operating lease liability as of December 31, 2025, reconciled to the present value:

Year	Undiscounted Cash Flows	Present Value
2026 - 12 months	66,000	55,822
2028 - 12 months	66,000	62,645
2029 - 1 month	5,500	5,500
Total Remaining	$137,500	$123,967

Contractual Arrangements

On June 23, 2025, Powerdyne International Inc. (“Powerdyne International Inc.” or the “Company”) (OTCPK: PWDY) entered into an investment agreement (the “Agreement”) with GHS Investments, LLC (the “Investor”), whereby the Investor has agreed to invest up to $10,000,000 to purchase shares of our common stock. GHS Investments LLC is a Nevada limited liability company, with offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753 (the “Investor”).

Subject to the terms and conditions of the Investment Agreement and Registration Agreement, we may, in our sole discretion, deliver a put notice to the Investor which states the dollar amount which we intend to sell to the Investor on a certain date. The amount that we shall be entitled to sell to Investor shall be equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date so long as such amount does not exceed a calculated dollar amount per every 10 days of $500,000. The minimum amount shall be equal to $10,000.

In connection with the Agreement, we also entered into a registration rights agreement dated June 23, 2025, whereby we agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission within thirty (30) days of the date of the registration rights agreement and to have the Registration Statement declared effective by the Securities and Exchange Commission within ninety (90) days after we have filed the Registration Statement.

Litigation

There is no pending, threatened or actual legal proceedings in which the Company or any subsidiary is a party.

15. SUBSEQUENT EVENT

On March 23, 2026, the company hired a company to render a corporate relations, advisory and market awareness campaign for 25 million restricted shares for a one-year contract.

F-18

F-19

POWERDYNE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025

ASSETS

Current Assets:
Cash	$24,271	$47,382
Trade accounts receivable	4,334	76,018
Inventories	66,182	94,555
Prepaid consulting services	112,993	-
Right of use asset	55,822	55,822
Total current assets	263,602	273,777

Right of use asset - long term	54,550	68,145

Total Assets	$318,152	$341,922

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$56,950	$109,742
Advance deposits	12,011	13,357
Due to related party - CEO	273,591	250,591
Loans related parties	64,500	40,000
Short term loan payable	87,046	87,046
Sales tax payable	1,632	2,423
Line of credit	219,750	219,750
Operating lease liability	55,822	55,822
Total Current Liabilities	771,302	778,731

Operating lease liability - long term	54,550	68,145
Total Liabilities	$825,852	$846,876

Commitments and contingencies

Stockholders’ Deficit:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, 2,000,000 shares issued and outstanding as of March 31, 2026, and December 31, 2025	200	200
Common stock, $0.0001 par value, 3,000,000,000 shares authorized, 1,909,930,584 and 1,884,930,584 shares issued and outstanding as of March 31, 2026, and December 31, 2025	190,993	188,493
Additional paid-in-capital	4,929,651	4,814,651
Accumulated deficit	(5,628,543)	(5,508,297)
Total Stockholders’ Deficit	(507,700)	(504,954)

Total Liabilities and Stockholders’ Deficit	$318,152	$341,922

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-20

POWERDYNE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three	For the three
	months ending	months ending
	March 31, 2026	March 31, 2025

Revenues	$171,025	$271,056
Cost of revenues	131,752	209,417
Gross profit	39,273	61,639
Operating expenses	159,520	116,773
Loss from operations and before income taxes	(120,246)	(55,134)
Income tax expense	-	-

Net loss	$(120,246)	$(55,134)

Basic and diluted loss per common share	$(0.00)	$(0.00)
Basic and diluted weighted average common shares outstanding	1,888,776,738	1,884,930,584

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-21

POWERDYNE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2024	2,000,000	$200	1,884,930,584	$188,493	$4,814,651	$(5,256,887)	$(253,544)

Net loss	-	-	-	-	-	(55,134)	(55,134)

Balance, March 31, 2025	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,312,021)	(308,678)

December 31, 2025	2,000,000	200	1,884,930,584	188,493	4,814,651	(5,508,297)	(504,954)

Shares issued for services	-	-	25,000,000	2,500	115,000	-	117,500

Net loss	-	-	-	-	-	(120,246)	(120,246)

Balance, March 31, 2026	2,000,000	200	1,909,930,584	190,993	4,929,651	(5,628,543)	(507,700)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-22

POWERDYNE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three	For the three
	months ending	months ending
	March 31, 2026	March 31, 2025
Operating Activities:
Net loss	$(120,246)	$(55,134)
Adjustments to reconcile net loss to net cash (used) in / provided by operating activities:
Common stock issued for consulting services - amortization	4,507	-
Changes in operating assets and liabilities:
Trade accounts receivable	71,684	(14,727)
Inventories	28,373	10,393
Accounts payable and accrued expenses	(52,792)	(44,003)
Advance deposits	(1,346)	9,822
Sales taxes payable (receivable)	(791)	9,145
Net cash (used) in / provided operating activities	$(70,611)	$(84,504)

Investing Activities:
Net cash provided by investing activities	-	-

Financing Activities:
Due to related party - CEO	23,000	-
Loans related parties	24,500	-
Line of credit	-	50,450
Net cash provided by financing activities	$47,500	$50,450

Net decrease in cash	(23,111)	(34,054)
Cash, beginning of period	47,382	45,579

Cash, end of period	$24,271	$11,525

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-cash Operating and Financing Activities:
Issuance of Common Shares for Services	$117,500	$-
Right of Use Asset and Operating Lease	$-	$172,038

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-23

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

1. ORGANIZATION

Powerdyne, Inc., was incorporated on February 2, 2010, in Nevada, and is registered to do business in Rhode Island and Massachusetts. On February 7, 2011, Powerdyne, Inc. merged with Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, a publicly held Delaware corporation.

On December 13, 2010, Powerdyne International, Inc., formerly Greenmark Acquisition Corporation, filed an Amended and Restated Articles of Incorporation in order to, among other things, increase the authorized capital stock to 300,000,000 common shares, par value $0.0001 per share. Unless the context specifies otherwise, as discussed in Note 2, references to the “Company” refers to Powerdyne International, Inc. and Powerdyne, Inc. after the merger.

At the closing of the merger, each share of Powerdyne, Inc.’s common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 7,520 shares of common stock of Powerdyne International, Inc. Accordingly, an aggregate of 188,000,000 shares of common stock of Powerdyne International, Inc. were issued to the holders of Powerdyne, Inc.’s common stock.

In 2014, Powerdyne International, Inc. filed an amendment to its Articles of Incorporation which increased the authorized capital stock to 550,000,000 common shares, par value $0.0001 per share.

On January 26, 2015, Powerdyne International, Inc. filed an amendment to its Articles of Incorporation which increased the authorized capital stock to 2,020,000,000 shares consisting of 2,000,000,000 common shares, par value $0.0001 per share and 20,000,000 shares which may be designated as common or preferred stock, par value $0.0001 per share.

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired all of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company, (the “Membership Interests”). Membership Interests are owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production primarily provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, artists, artists, interior decorators/designers, museums, photographers, art galleries and theaters.

F-24

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

1. ORGANIZATION (continued)

The issuance of the 2,000,000 shares of Series A Preferred Stock pursuant to the Securities Purchase Agreement were made in reliance on the exemption from registration afforded under Section 4(2), of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder. Such offer and sale were not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the Seller/Investor in connection with the issuance by the Company of the Shares.

2. REVERSE MERGER ACCOUNTING

On February 7, 2011, Greenmark Acquisition Corporation, which was a publicly held Delaware corporation, merged with Powerdyne, Inc. Upon closing of the transaction, Greenmark Acquisition Corporation, the surviving corporation in the merger, changed its name to Powerdyne International, Inc.

The merger was accounted for as a reverse-merger, and recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP”). Powerdyne Inc. was the acquirer for financial reporting purposes, and the Company was the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the merger are those of Powerdyne, Inc. and have been recorded at the historical cost basis of Powerdyne, Inc., and the financial statements after completion of the merger include the assets and liabilities of the Company and Powerdyne, Inc., historical operations of Powerdyne, Inc. and operations of the Company from the closing date of the merger. Common stock and the corresponding capital amounts of the Company pre-merger were retroactively restated as capital stock shares reflecting the exchange ratio in the merger. In conjunction with the merger, the Company received no cash and assumed no liabilities from Greenmark Acquisition Corporation.

3. SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such condensed consolidated financial statements and accompanying notes are a representation of the Company’s management, who are responsible for integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (‘GAAP”) in all material respects and have been consistently applied in preparing the accompany condensed consolidated financial statements.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

F-25

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. As of March 31, 2026, the Company had an accumulated deficit of $5,628,543 (December 31, 2025 - $5,508,297). The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its members or other sources, as may be required.

The Company’s activities will necessitate significant uses of working capital beyond March 31, 2026. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s sales and the status of competitive products. The Company plans to continue financing its operations with cash received from financing activities, revenue from operations and or affiliate funding.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or, if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Principals of Consolidation

Our condensed consolidated financial statements include the accounts of Powerdyne International Inc and its one division and related subsidiaries. All intercompany transactions and balances between consolidated entities have been eliminated. The Company has the following wholly owned subsidiaries: Creative Motion Technology, LLC and Frame One, LLC.

Reclassifications

Certain amounts in the prior period have been reclassified to conform for the current period presentation. These reclassifications have no material effect on the reported financial results.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit. The Company has not incurred any loss from this risk.

F-26

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. As of March 31, 2026, and December 31, 2025, the Company had $24,271 and $47,382 in cash respectively held in banks.

Allowance for Sale Returns and Doubtful Accounts

Sales Returns – We may, on a case-by-case basis, accept returns of products from our customers, without restocking charges, when they can demonstrate an acceptable cause for the return.

Doubtful Accounts – Accounts receivable are recorded at net realizable value or the amount we expect to collect on gross customer trade receivables. We evaluate the collectability of our accounts receivable based on a combination of factors. If we become aware of a customer’s inability to meet its financial obligations after a sale has occurred, we record an allowance to reduce the net receivable to the amount we reasonably believe we will be able to collect from the customer. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and historical experience. If the financial condition of our customers were to deteriorate or if economic conditions worsen, additional allowances may be required in the future. All of our accounts receivable are trade-related receivables.

The allowance for sales returns and doubtful accounts as of March 31, 2026, and 2025 was $0, respectively.

The Company sometimes receives cash deposits in advance of manufacturing and shipping its products. As of March 31, 2026, there was $12,011 (December 31, 2025 - $13,357 receivable) in advance deposits recorded on the balance sheet. When the products are shipped to the customer the advance deposits are recognized as product revenue.

Inventories

Inventories, consisting principally of products held for sale, are stated lower of cost, using the first-in, first-out method, and net realizable value. The amount presented in the accompanying consolidated balance sheet has no valuation allowance.

As of December 31, 2025, and March 31, 2026, the Company’s inventories consist of custom designed motors and picture frames. Inventories are valued at the lower cost of the market (net realizable value).

Equipment

Equipment is stated at cost. Capital expenditure for improvements and upgrades to existing equipment are also capitalized. Maintenance and repairs are expensed as incurred. The computer equipment is depreciated over 5 years on a straight-line basis. Depreciation expenses for the three months ended March 31, 2026, and 2025 were $0, respectively.

F-27

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Asset and Goodwill

We account for intangible assets and goodwill in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets were determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflected a weighted average cost of capital based on our industry, capital structure and risk premiums, including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which have historically ranged from 10 to 20 years. The carrying amounts of our definite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the entity may be unable to recover the asset’s carrying amount.

We assess our intangible assets in accordance with ASC 360 “Property, Plant, and Equipment” (“ASC 360”). Impairment testing is required when events occur that indicate an asset group may not be recoverable (“triggering events”). As detailed in ASC 360-10-35-21, the following are examples of such events or changes in circumstances (sometimes referred to as impairment indicators or triggers): (a) A significant decrease in the market price of a long-lived asset (asset group) (b) A significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition. (c) A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator (d) An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group) (e) A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group) (f) A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The term more likely than not refers to a level of likelihood that is more than 50 percent. We have evaluated our intangible assets and found that certain losses and a delay in our business plan may have constituted a triggering event for our intangible assets. The Company does not have any intangible assets or goodwill.

Long-Lived Assets

In accordance with ASC 360, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.

F-28

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-Lived Assets (Continued)

When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Business Combinations

We apply the provisions of ASC 805, Business Combinations (ASC 805), in accounting for our acquisitions. ASC 805 requires that we evaluate whether a transaction pertains to an acquisition of assets, or to an acquisition of a business. A business is defined as an integrated set of assets and activities that is capable of being conducted and managed for the purpose of providing a return to investors. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets and liabilities assumed on a relative fair value basis; whereas the acquisition of a business requires us to recognize separately from goodwill the assets acquired, and the liabilities assumed at the acquisition date fair values. Goodwill as of the business acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the business acquisition date as well as any contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the business acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of a business acquisition’s measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

In addition, uncertain tax positions and tax related valuation allowances assumed in a business combination are initially estimated as of the acquisition date. We reevaluate these items quarterly based upon facts and circumstances that existed as of the business acquisition date with any adjustments to our preliminary estimates being recorded to goodwill if identified within the measurement period. Subsequent to the measurement period or our final determination of the tax allowances or contingency’s estimated value, whichever comes first, changes to these uncertain tax positions and tax related valuation allowances will affect our provision for income taxes in our consolidated statement of operations and could have a material impact on our results of operations and financial position.

Advertising Expenses

The Company records advertising expenses per ASC 720-35-50-1, which are expensed as they are incurred or the first time when the advertising takes place. During the three months ended March 31, 2026, and 2025, there were no advertising costs incurred by the Company.

Shipping Activities

Outbound shipping changes to customers are included in “Product revenue”. Outbound shipping-related costs are included in “Costs of products sold”.

Stock-Based Compensation

We account for all share-based compensation in accordance with ASC 718-20 Stock-Based Compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite vesting period. The Company recognized $4,507 in stock based compensation related to shares issued to consultants for the three months ended March 31, 2026, and zero for the three months ended 2025, respectively.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-29

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (Continued)

ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, seeks to reduce the diversity in practice associated with certain aspect of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of January 1, 2007, and have analyzed filing positions in each of the federal and state jurisdictions where are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal and Massachusetts as our “major” tax jurisdictions. With limited exceptions, we remain subject to Internal Revenue Service (“IRS”) examination of our income tax returns filed within the last three (3) years, and to Massachusetts Department of Revenue examination of our income tax returns within the last four (4) years. However, certain tax attribute carry forwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained in the audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Income taxes payable as of March 31, 2026, and December 31, 2025, was $-0-.

Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments consisted of cash, accounts receivable, intangible assets – cryptocurrency, accounts payable and accrued expenses, advance deposit, due to related party – CEO, ales tax payable, and short-term loan payable. The estimated fair value of these financial instruments approximates its carrying amount based on the short-term maturity of these instruments.

Other Comprehensive Income

The Company has analyzed paragraphs ASC 220-10-45-1 to ASC 220-10-45-10B and none of the items recorded in the income statement would qualify as Other Comprehensive Income.

Loss per Common Share

Loss per common share excludes dilutive securities and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the three months ended March 31, 2026, and 2025, there were no outstanding dilutive securities, except as of March 31, 2026, and 2025, there were 2,000,000 Series A Preferred Stock outstanding, however, they were not included in the calculations as they are considered anti-dilutive.

F-30

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per Common Share (Continued)

The following table represents the computation of basic and diluted losses per share:

Loss per share is based upon the weighted average shares of the common stock outstanding.

	For the three months ending March 31, 2026	For the three months ending March 31, 2025

Loss available for common shareholder	$(120,246)	$(55,134)
Basic and fully diluted loss per share	$(0.00)	$0.00

Weighted average common shares outstanding - basic and diluted	1,888,776,738	1,884,930,584

Use of Estimates and Assumptions

Our management has made several estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Recent Accounting Guidance Not Yet Adopted

None

Recent Accounting Guidance Adopted

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU provides a practical expedient (available to all entities) that allows an entity to assume current conditions as of the balance sheet date will remain unchanged over the remaining life of the asset when developing reasonable and supportable forecasts for estimating expected credit losses on current accounts receivable and current contract assets arising from Topic 606 revenue transactions. For entities other than public business entities, it also permits an accounting policy election (if the practical expedient is elected) to consider subsequent cash collections after the balance sheet date when estimating expected credit losses. The ASU is effective for annual reporting periods beginning after December 15, 2025 (including interim periods therein), with early adoption permitted. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This ASU clarifies the requirements for determining whether a settlement of a convertible debt instrument should be accounted for as an induced conversion (versus a debt extinguishment). Key clarifications include: (i) the inducement offer must preserve the form and amount of consideration issuable under the existing debt instrument’s conversion privileges (assessed as of the offer acceptance date), (ii) application to instruments with cash conversion features, and (iii) use of terms existing 12 months prior to the offer acceptance date if a recent modification occurred. The ASU is effective for annual reporting periods beginning after December 15, 2025 (including interim periods), with early adoption permitted (if ASU 2020-06 has been adopted). The Company adopted this ASU. Management does not expect the adoption to have a material impact on the Company’s condensed consolidated financial statements unless it engages in induced conversions of convertible debt.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires enhanced disclosures, including: (i) a tabular rate reconciliation disaggregating income tax expense (or benefit) into eight specific categories (with further disaggregation for certain items meeting a 5% quantitative threshold) for public business entities, and (ii) disaggregated information about income taxes paid by jurisdiction. Non-public entities may elect qualitative disclosure for the rate reconciliation. For entities other than public business entities, the ASU is effective for annual periods beginning after December 15, 2025, with early adoption permitted. The amendments may be applied prospectively or retrospectively. The Company has adopted this ASU. The adoption did not have a material impact on the Company’s condensed consolidated financial position or results of operations but will expand income tax footnote disclosures.

Management has reviewed other ASUs issued through Q1 2026 (or effective in 2026), including various codification improvements and targeted updates on hedge accounting, financial instruments, and other topics. The Company has implemented all the new accounting pronouncements that are in effect and that may impact its condensed consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its condensed consolidated financial position or consolidated results of operations.

F-31

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Lease Accounting

For contracts entered into on or after October 1, 2019, the Company assesses at contract inception whether the contract is, or contains, a lease. Generally, it determines that a lease exists when (i) the contract involves the use of a distinct identified asset, (ii) obtains the right to substantially all economic benefits from use of the asset and (iii) it has the right to direct the use of the asset.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short-term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any prepayments to the lessor and initial direct costs, such as brokerage commissions, less any lease incentives received.

All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying lease. The incremental borrowing rates used for the initial measurement of lease liabilities as of October 1, 2019, were based on the original lease terms.

Lease payments included in the measurement of lease liabilities consist of (i) fixed lease payments for the noncancelable lease term, (ii) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (iii) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. Certain of the Company’s real estate lease agreements require variable lease payments that do not depend on an underlying index or rate, such as sales and value-added taxes, the Company’s proportionate share of actual property taxes, insurance, common area maintenance, and utilities. The Company has adopted an accounting policy, as permitted by ASC 842, not to account for such payments as part of related lease payments. Consequently, such payments are recognized as operating expenses when incurred.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Amortization of the right-of-use asset for operating leases reflects amortization of the lease liability, any differences between straight-line expense and related lease payments during the accounting period, and any impairments. Finance lease payments are allocated between a reduction of the lease liability and interest expense, and the related asset is depreciated as described under “Equipment” above.

F-32

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

As of March 6, 2022, with the acquisition of CM Tech, we recognize revenue from contracts with customers in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenue is recognized at the point at which control of the underlying products are transferred to the customer. Satisfaction of our performance obligations occurs upon the transfer of control of products from our facilities. We consider customer purchase orders to be the contracts with a customer. All revenue is generated from contracts with customers.

Major Customers and Concentration of Credit Risk

The Company through its CM Tech division has two major customers, which account for approximately 95% of the balance of accounts receivable as of March 31, 2026, (December 31, 2025 - 66%) of the Company’s revenues for the three months ended March 31, 2026 – 90% (March 31, 2025 –95%) were attributable to these same customers. The Company evaluates industry specific credit risk but does not believe that any material risk is identified that could materially impact on our results of consolidated operations and consolidated financial position.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit of $250,000. The Company has not incurred any loss from this risk, nor does it expect it to. The Company’s revenues from product sales and accounts receivable have no material or significant concentration in anyone or a multitude of customers and all receivables are expected to be collected.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a Company’s management organizes segments within the Company for making operating decisions and assessing performance.

We primarily service the Original Equipment Manufacturers (OEM’s) in the semiconductor market by supplying custom designed motors for the robotics used in semiconductor manufacturing equipment. We also provide custom picture framing under Frame One. We consider both businesses to operate as their own business for reporting purposes. We provide cost-effective value-added turn-key solutions to our clients’ drives and articulation needs.

Business Segments

We primarily service the Original Equipment Manufacturers (OEM’s) in the semiconductor market by supplying custom designed motors for the robotics used in semiconductor manufacturing equipment. We provide cost-effective value-added turn-key solutions to our clients’ drives and articulation needs.

The Market

We service the Global Semiconductor Equipment Manufacture’s our Sales to International customers were 32% and 68% of our total sales in 2025 and 2024, respectively.

F-33

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Suppliers

We have developed a strong collaborative relationship with a select few ISO Certified component manufacturers both domestically and in Asia. These strategic relationships have been developed over the past 20 years, which ensure that we are able to maintain a steady flow of components while maintaining a high level of quality. With these relationships

4. DUE TO RELATED PARTY – CEO

During the three months ended March 31, 2026, the Company’s CEO provided $23,000 to fund our operations. The Company owes the following amounts to our CEO as of March 31, 2026, $273,591 and December 31, 2025, $250,591 respectively. The balances owed to our CEO are due on demand and therefore recorded as a current liability.

5. LOAN RELATED PARTY

From time to time, we receive payments from stockholders in the form of cash and/or out-of-pocket expenditures for the benefit of the Company, which are business in nature. On April 2, 2025, we received a noninterest bearing advance from a stockholder in the amount of $40,000, to be repaid at a later date. The balance of this advance as of March 31, 2025, was $40,000.

From time to time, we receive payments from stockholders in the form of cash and/or out-of-pocket expenditures for the benefit of the Company, which are business in nature. On March 3 and March 25, 2026, we received 2 noninterest bearing advances from a stockholder in the amount of $3,000 and $21,500, to be repaid at a later date. The balance of this advance as of March 31, 2026, was $24,500. The total balance as of March 31, 2026, was $64,500.

6. SHORT TERM LOAN PAYABLE

September 30, 2025, the Company entered into a debt arrangement that requires that the Company pay back $87,720 in 5 instalments. The first instalment is due on March 15, 2026, for $43,523. Instalments two through five are to be paid on 15th of each month for April to July 2026 in the amount of $10,880.75 each. The Company received $60,000 in cash to fund operations and incurred $9,326 in upfront interest expense at a rate of 12%. The Company will pay off the debt in the next 10 months. Additionally, the Company had to place 199,282,051 shares into escrow as collateral for the short-term loan. As of the reporting date, the Company was in full compliance of the short-term loan. In the event of default, the Company will pay a 22% interest rate.

The Company did not make the March 15, 2026, payment. On March 31, 2026, the Company received written notice of default from counsel to 1800 Diagonal Lending LLC. Under Section 3.1 of the note, an Event of Default occurs only if the breach continues for five (5) days after written notice. As of March 31, 2026, the five-day cure period had not yet expired. As of May 11, 2026, the Company confirmed with 1800 Diagonal Lending LLC that the outstanding obligation recorded at the default amount has been fully paid off.

Default Interest at 22% per annum began accruing on the unpaid amount from March 15, 2026. Approximately $839 of Default Interest was accrued for the period March 15–31, 2026.

F-34

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

7. LINE OF CREDIT

On May 30th, 2024, CM Technology, LLC (“CM Tech”) a wholly owned subsidiary of the Company entered into a line of credit with a financial institution that has national scope through one of their local branches. The line of credit is for a maximum of $170,000 which is collateralized and has a security interest in the deposit account or cash, inventories and trade accounts receivable of CM Tech and is due and payable on demand. Our CEO has personally guaranteed the line of credit. The Company paid a $450 documentation fee. On March 12, 2025, CM Tech was approved for an additional increase in the line of credit to $220,000. The additional increase in the line of credit does not change any terms from the original agreement as of May 30th, 2024. As of March 31, 2026, the Company has drawn $219,750 to finance working capital. The Company is not in default on the line of credit. The Company accrues monthly interest on outstanding balances at 2.5% plus the prime interest rate.

As of March 31, 2026, CM Tech has cash of $7,973, trade accounts receivable at $3,655 and inventories of $40,855 collateralized against the line of credit creating a security interest.

8. ACQUISITION OF PRIVATE COMPANY OWNED BY CEO

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, a Massachusetts limited liability company, (the “Membership Interests”). The Membership Interest is owned by Mr. James F. O’Rourke, the principal owner and sole director and officer of the Company. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000, which each Series A Preferred Stock is convertible into 1,000 common shares of the Company at a fixed price of $0.0001 at the option of the holder.

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently has in production primarily provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artists, artists, interior decorators/designers, museums, photographers, art galleries and theaters.

The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the complete text of the document, which is filed as an exhibit to this report and is incorporated herein by reference.

The following table summarizes the consideration transferred to acquire CM Tech and the amounts of identified assets acquired recorded at historical cost at the acquisition date and the consideration provided:

Cash	$26,042
Inventory	82,588
Total Assets Acquired	108,630
Loss on acquisition of entity owned by CEO.	1,391,370

The purchase price consists of the following:
Preferred Shares	1,500,000
Total Purchase Price	$1,500,000

The historical cost of the assets acquired includes cash and inventory at approximately $108,630. There is no impairment to the cash and inventory received.

F-35

POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

8. ACQUISITION OF THE PRIVATE COMPANY OWNED BY CEO (Continued)

The pro forma information below presents statements of operations data as if the acquisition of CM Tech took place on January 1, 2020.

	Consolidated For the year Ended December 31, 2021	Consolidated For the year ended December 31, 2020

Revenues	$1,224,290	$985,613
Cost of Goods Sold	721,243	525,454
Gross profit	$503,047	$460,159
Operating expenses	265,779	245,531

Net Income	$237,268	$214,628

9. STOCKHOLDERS’ DEFICIT

Preferred Stock – There are 20,000,000 shares of authorized preferred stock, par value $0.0001 per share, with 2,000,000 shares issued and outstanding as of March 31, 2026 (December 31, 2025 – 2,000,000). The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Common Stock - On March 25, 2025, The Delaware Secretary of State approved an amendment authorizing the Company to increase the number of authorized shares of common stock to three billion twenty million (3,020,000,000) shares, consisting of three billion (3,000,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock – There are 3,000,000,000 shares of authorized Class A common stock, par value $0.0001 per share, with 1,909,930,584 shares issued and outstanding March 31, 2026, and 1,884,930,584 December 31, 2025, respectively.

March 6, 2022, the Company issued 2,000,000 preferred shares to our CEO in exchange for his 100% owned private company CM Tech and Frame One. The Series A Preferred Stock shall be entitled to have one thousand (1,000) votes per one (1) share, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Stock issued for services.

On March 17, 2026, the Company hired a company to render corporate relations, advisory and market awareness campaign for 25 million restricted shares for a one-year contract.

The Company recorded $117,500 as prepaid consulting services for the 25,000,000 shares issued to third party consultants, which was the fair value of the closing price of the shares on the date of issuance. The prepaid consulting services will be amortized over the twelve-month term of the agreement, the amortization commenced on March 17, 2026. During the three months ended March 31, 2026, the Company recognized $4,507 of share-based compensation.

The Company relied upon Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, for the issuance of these securities. No commissions were paid regarding the share issuance, and the share certificates were issued, or “book entry”, with a Rule 144 restrictive legend.

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POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

10. COMMITMENTS AND CONTINGENCIES

Office Space

Our corporate headquarters are in a full-service office suite located in a building in North Reading, Massachusetts, consisting of approximately 5,000 square feet of retail, manufacturing, and office space. The Company’s contractual term as of Febuary1, 2025 is 36 months expiring January 31, 2028.

The lease requires monthly payments of $5,500, payable at the beginning of each month, with no variable payments, residual value guarantees, or purchase options. The lease does not include renewal or termination options reasonably certain to be exercised. The lease liability and ROU asset were measured at commencement using the Company’s estimated incremental borrowing rate of 10% per annum, as the rate implicit in the lease was not readily determinable.

Maturity Analysis of Lease Liability: The following table presents the undiscounted cash flows for the operating lease liability as of March 31, 2026, reconciled to the present value:

Year	Undiscounted Cash Flows	Present Value
2026 - 9 months	$49,500	$42,227
2027 - 12 months	66,000	62,645
2028 - 1 month	5,500	5,500
Total Remaining	$121,000	$110,372

The current portion of the operating lease liability as of March 31, 2026, is $55,822 (December 31, 2025 - $55,822).

Contractual Arrangements

On June 23, 2025, Powerdyne International Inc. (“Powerdyne International Inc.” or the “Company”) (OTCPK: PWDY) entered into an investment agreement (the “Agreement”) with GHS Investments, LLC (the “Investor”), whereby the Investor has agreed to invest up to $10,000,000 to purchase shares of our common stock. GHS Investments LLC is a Nevada limited liability company, with offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753 (the “Investor”).

Subject to the terms and conditions of the Investment Agreement and Registration Agreement, we may, in our sole discretion, deliver a put notice to the Investor which states the dollar amount which we intend to sell to the Investor on a certain date. The amount that we shall be entitled to sell to Investor shall be equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date so long as such amount does not exceed a calculated dollar amount per every 10 days of $500,000. The minimum amount shall be equal to $10,000.

In connection with the Agreement, we also entered into a registration rights agreement dated June 23, 2025, whereby we agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission within thirty (30) days of the date of the registration rights agreement and to have the Registration Statement declared effective by the Securities and Exchange Commission within ninety (90) days after we have filed the Registration Statement.

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POWERDYNE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2026, and 2025

10. COMMITMENTS AND CONTINGENCIES  (Continued)

On March 17, 2026, the company hired Transcontinental Partners LLC to render corporate relations, advisory and market awareness campaign for 25 million restricted shares for a one-year contract.

The Company recorded $117,500 as prepaid consulting services for the 25,000,000 shares issued to third party consultants, which was the fair value of the closing price of the shares on the date of issuance. The prepaid consulting services will be amortized over the twelve-month term of the agreement, which commenced on March 17, 2026. During the three months ended March 31, 2026, the Company recognized $4,507 of share-based compensation.

The Company relied upon Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended, for the issuance of these securities. No commissions were paid regarding the share issuance, and the share certificates were issued, or “book entry”, with a Rule 144 restrictive legend.

Litigation

There are no pending, threatened or actual legal proceedings in which the Company or any subsidiary is a party to.

11. SUBSEQUENT EVENT

On April 22, 2026, we issued a Common Stock Purchase Warrant with Quick Capital, LLC a Wyoming limited liability company with an office located at 66 West Flagler Street900- # 2292 Miami, FL 33130 (the “Investor”), or the “Selling Security Holder”.

This COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received (in connection with the funding of that certain convertible promissory note dated April 22, 2026, in the original principal amount of $71,022.72 issued by the Company (as defined below) to the Lender (as defined below) (the “Note”), Quick Capital, LLC, a Wyoming limited liability company (the “Lender” and including any permitted and registered assigns, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time during the Exercise Period, to purchase from POWERDYNE INTERNATIONAL, INC., a Delaware corporation (the “Company”), up to 3,551,136 shares of Common Stock (as defined below) (the “Warrant Shares”) at the Exercise Price per share then in effect. The number of Warrant Shares for which this Warrant may be exercised is subject to adjustment in accordance with the terms hereof. This Warrant is issued by the Company as of the Issuance Date pursuant to the note purchase agreement dated April 22, 2026, between the Company and the Lender (the “Purchase Agreement”).

Capitalized terms used in this Warrant shall have the meanings set forth in the Purchase Agreement unless otherwise defined in the body of this Warrant or in Section 12 below. For purposes of this Warrant, the term “Exercise Price” shall mean) $0.01 per share subject to adjustment as provided herein (including but not limited to cashless exercise), and the term “Exercise Period” shall mean the period commencing on the Issuance Date and ending on 5:00 p.m. Eastern Standard Time on the five-year anniversary of such date.

On September 12, 2025, the Company issued a convertible promissory note in the principal amount of $77,720 for cash proceeds of $67,000. The note bears a one-time 12% interest charge and requires five fixed payments totaling $87,046, with the first payment of $43,523 due March 15, 2026.

The Company did not make the March 15, 2026, payment. On March 31, 2026, the Company received written notice of default from counsel to 1800 Diagonal Lending LLC. Under Section 3.1 of the note, an Event of Default occurs only if the breach continues for five (5) days after written notice. As of March 31, 2026, the five-day cure period had not yet expired. On May 11, 2026, the Company confirmed with 1800 Diagonal Lending LLC that the outstanding obligation recorded at the default amount has been fully paid off.

Default Interest at 22% per annum began accruing on the unpaid amount from March 15, 2026. Approximately $839 of Default Interest was accrued for the period March 15–31, 2026. On April 29, 2026, Jim O’Rourke, the Company’s Chief Executive Officer, passed away. The Company is in the process of implementing its succession plan and evaluating the impact, if any, on its operations and financial results.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, like us, at https://www.sec.gov. Copies of documents filed by us with the SEC (including exhibits) are also available from us without charge, upon oral or written request corporate offices which can be contacted at 45 Main Street , North Reading, MA 01864; Telephone: (401) 739-3300.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. For further information with respect to our company and the securities offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement and those exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be Paid
SEC registration fee	$207.15
Legal fees and expenses	$15,000
Accounting Fees	5,375.00
Miscellaneous	1,998.00
Total expenses	$22,580.15

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation that will be effective upon the closing of this offering provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

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Our amended and restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The following documents are filed as exhibits to this registration statement.

Item 6. Exhibits

3.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of Form S-1 (File No. 333-172509) filed with the SEC on February 28, 2011.
3.2	Amended By-laws (Incorporated by reference to Exhibit 3.2 of Form S-1 (File No. 333-172509) filed with the SEC on February 28, 2011.
3.3	Certificate of Merger (Incorporated by reference to Exhibit 3.3 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
3.4	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Exhibit 3.4 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
3.5	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Exhibit 3.5 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
4.1	Stock Option Plan (Incorporated by reference to Exhibit B to DEF Schedule 14-C (File No. 000-53259) filed with the SEC on January 22, 2015)
5.1*	Legal Opinion
10.1	Equity Financing Agreement (previously filed as Exhibit 19.1 to the Registrant’s Form 8-K dated June 30, 2025
10.2	Registration Rights Agreement (previously filed as Exhibit 19.2 to the Registrant’s Form 8-K dated June 30, 2025
10.3	Placement Agent Agreement with Icon Capital Group
10.4	Extension Letter between GFS and the Registrant dated July 01,2026
10.5	Common Stock Purchase Warrant Dated April 22,2026
23.1	Consent of Auditors
23.2*	Consent of Law Firm (Included in Exhibit 5.1)
107	Filing Fee Table
101.INS	Inline XBRL Instance Document
101.SC	Inline XBRL Taxonomy Extension Schema Document
101.CA	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LA	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*To be Filed

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant.

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POWERDYNE INTERNATIONAL, INC.

Date: July 24, 2026	By:	/s/ Tony Carchide
Tony Carchide, President and Director
(Principal Executive Officer and Principal Financial and
Accounting Officer)

	By:	/s/ Mary Emerson
Mary Emerson, Vice President and Director ( Executive Officer and Secretary)

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacity and on the dates indicated.

Signature	Title	Date

/s/ Tony Carchide	Principal Executive Officer & Principal Financial &
Tony Carchide	Accounting Officer & Director	July 24, 2026

By:	/s/ Mary Emerson
Mary Emerson, Vice President and Director
( Executive Officer and Secretary) July 24, 2026

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